Execution Version

LIMITED LIABILITY COMPANY AGREEMENT OF KBS SOR II LOFTS AT NOHO COMMONS, LLC

This LIMITED LIABILITY COMPANY AGREEMENT OF KBS SOR II LOFTS AT NOHO COMMONS, LLC (this “Agreement”), is entered into effective as of September 29 , 2016, by and between NOHO COMMONS PACIFIC INVESTORS LLC, a Delaware limited liability company (“JV Member”), and KBS SOR II LOFTS AT NOHO COMMONS JV, LLC, a Delaware limited liability company (“KBS Member”). JV Member and KBS Member may hereinafter be referred to herein collectively, as the “Members” or individually as a “Member.”
RECITALS
WHEREAS, the Members desire to form KBS SOR II LOFTS AT NOHO COMMONS, LLC, a Delaware limited liability company (the “Company”).
WHEREAS, the Company shall cause NoHo Commons Pacific Owner LLC, a Delaware limited liability company (“Property Owner Subsidiary”) and a wholly owned subsidiary of the Company, to enter into that certain Sale, Purchase and Escrow Agreement (the “Purchase Agreement”) with Redrock Noho Residential, LLC, a Delaware limited liability company (“Seller”), in a form approved by the Members, for the purchase of a multifamily apartment project commonly known as the Lofts at NoHo Commons with an address of 11136 Chandler Boulevard, North Hollywood, Los Angeles, California (the “Property”), and the improvements located thereon (the “Improvements”, together with the Property are referred to as the “Project”).
WHEREAS, the Purchase Agreement requires Property Owner Subsidiary to deposit the amount of Three Million and No/100 Dollars (the “Purchase Deposit”) with Escrow Agent (as defined in the Purchase Agreement) within two (2) business days of the effective date of the Purchase Agreement.
WHEREAS, at the closing of the transaction contemplated by the Purchase Agreement (the “Property Closing”), the Company will cause Property Owner Subsidiary to obtain a mortgage loan (“Mortgage Loan”) from the Federal Home Loan Mortgage Corporation (“Lender”), on and subject to the terms and conditions of this Agreement.
ARTICLE I
FORMATION
1.01.    Formation. The limited liability company created pursuant to this Agreement and the filing of that certain Certificate of Formation dated September 22, 2016 (the “Company”) was formed under and pursuant to the Act. The term “Act” means the 6 Delaware Code §§18 101, et. seq., Delaware Limited Liability Code, as hereafter amended from time to time. Robert M. Zimmerman, Esq. is designated as an “authorized person” within the meaning of the Act, and such “authorized person” has executed, delivered and filed the Certificate of Formation with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation, his power as an

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“authorized person” ceased, and Managing Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. Subject to the terms of this Agreement, Managing Member or an attorney authorized by Managing Member shall execute, acknowledge and file such other documents and instruments as are necessary and/or appropriate to register, qualify to do business and/or operate the Company as a foreign limited liability company in any jurisdiction in which the Company may own property or wish to conduct business. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.
1.02.    Names and Addresses. The name of the Company is KBS SOR II LOFTS AT NOHO COMMONS, LLC. The principal office of the Company in the State of Delaware. The name and address of the registered agent of the Company in the State of Delaware currently is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, until changed by the Managing Member with written notice to all Members. The names and addresses of the Members are set forth on Exhibit A attached hereto. The organizational structure of the Company and any subsidiaries directly or indirectly owned by the Company, including Property Owner Subsidiary (each, a “Subsidiary” and collectively, the “Subsidiaries”), as of the date hereof, is as set forth on Exhibit G attached hereto. The ownership interests of the Members in the Company shall not be certificated interests, unless otherwise determined as a Major Decision pursuant to Section 2.02 below.
1.03.    Nature of Business. The express, limited and only purposes of the Company shall be (i) to indirectly acquire, own, lease, hold for long-term investment, sell, exchange, dispose of and otherwise realize the economic benefit from the Project, and (ii) to conduct such other activities with respect to the Project as are appropriate to carrying out the foregoing purposes and to do all things incidental to or in furtherance of the above-enumerated purposes. Neither the Company nor any of the Subsidiaries shall engage in any other business or activity, unless such other business or activity has been approved as a Major Decision (as defined below).
1.04.    Term of Company. The term of the Company shall commence on the date the Certificate of Formation for the Company is filed with the Office of the Delaware Division of Corporations and shall continue until dissolved pursuant to Article VIII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Company’s Certificate of Formation.
1.05.    Purchase Agreement. The Members acknowledge that the Purchase Agreement will provide for certain conditions to the Property Owner Subsidiary’s obligation to close, including the absence of a default by Seller (“Buyer Closing Conditions”). The decision as to whether each of such conditions have been satisfied as of the closing date under the Purchase Agreement shall be decided by the Members, subject to the following:
(a)    Failed Conditions; Members Agree to Terminate. If both Members determine that any of the Buyer Closing Conditions have not been satisfied (after expiration of any notice and cure periods) and do not desire to close over any unsatisfied Buyer Closing Conditions, Managing Member (as defined below) shall deliver to Seller a termination notice under the Purchase Agreement and seek a return of the Purchase Deposit (as such term is defined under the Purchase Agreement)

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to the extent all or any portion of the Purchase Deposit is refundable and thereafter cause the Company to be dissolved pursuant to Article VIII.
(b)    Failed Conditions; KBS Member Desires to Proceed. If KBS Member has notified JV Member in writing that it desires to close over any unsatisfied Buyer Closing Condition, but JV Member has notified KBS Member in writing of its desire to terminate the Purchase Agreement, then KBS Member shall have the right, in its sole and absolute discretion, to elect to (A) deliver to Seller a termination notice under the Purchase Agreement and seek a return of the Purchase Deposit to the extent all or any portion of the Purchase Deposit is refundable, or (B) deliver written notice to JV Member requiring JV Member to withdraw from the Company. If Managing Member elects to deliver a notice pursuant to clause (B), then the KBS Member shall reimburse JV Member for the amount of the Purchase Deposit then posted by JV Member and KBS Member shall be free to cause the Property Owner Subsidiary or an Affiliate of KBS Member to consummate the Property Closing without JV Member being a Member of the Company or otherwise a party to such transaction.
(c)    Failed Conditions; JV Member Desires to Proceed. If JV Member has notified KBS Member in writing that it desires to close, but KBS Member has notified JV Member in writing of its desire to terminate the Purchase Agreement, then JV Member shall have the right, in its sole and absolute discretion, to elect to (A) deliver to Seller a termination notice under the Purchase Agreement and seek a return of the Purchase Deposit to the extent all or any portion of the Purchase Deposit is refundable, or (B) deliver written notice to KBS Member requiring KBS Member to withdraw from the Company. If JV Member elects to deliver a notice pursuant to clause (B), then JV Member shall reimburse KBS Member for the amount of the Purchase Deposit then posted by KBS Member and JV Member shall be free to cause the Property Owner Subsidiary or an Affiliate of JV Member to consummate the Property Closing without KBS Member being a Member of the Company or otherwise a party to such transaction.
ARTICLE II
MANAGEMENT OF THE COMPANY
2.01.    Management of the Company.
(a)    Generally. JV Member is hereby designated as the managing member (the “Managing Member”) of the Company and shall serve as the Managing Member of the Company unless and until it resigns or is removed pursuant to Section 2.06. Subject to the restrictions set forth in this Agreement, Managing Member shall manage and administer the day-to-day business and affairs of the Company and its Subsidiaries. Managing Member shall at all times faithfully perform its duties and responsibilities in compliance with all applicable laws, the Business Plan (as defined below), the Annual Budget (as defined below) and this Agreement, and in an efficient, thorough, businesslike manner, devoting such time, efforts and managerial resources to the business of the Company and its Subsidiaries as is reasonably necessary for the operation of the day-to-day business and affairs of the Company and its Subsidiaries. In the performance of its duties under this Agreement, Managing Member shall regularly consult with the KBS Member. Managing Member and KBS Member may each engage in business efforts and affairs which are not related to the Company or the Project, and will not be precluded from owning and operating other businesses

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and/or real estate projects and neither the Company nor the other Members shall have any interest in such businesses or real estate projects.
(b)    Specific Day to Day Duties. Without limiting the generality of the foregoing, Managing Member shall perform the following duties with respect to the Project, all to be carried out in accordance with this Agreement, the Annual Budget and the Business Plan:
(i)    Use reasonable commercial efforts to obtain and cause to be maintained all governmental and agency approvals, permits and other entitlements necessary for ownership, renovation, operation, management and leasing of the Project.
(ii)    Coordinate the services of all employees, supervisors, architects, engineers, contractors, construction or development managers, accountants, attorneys, real estate brokers, advertising personnel and other persons necessary or appropriate for the ownership, renovation, operation, management and leasing of the Project.
(iii)    Supervise the performance of all work in connection with the ownership, renovation, operation, management and leasing of the Project.
(iv)    Except to the extent such action is a Major Decision, use commercially reasonable efforts to enforce all of the Company’s and its Subsidiaries’ rights and cause performance of all of the Company’s obligations arising in connection with any contract or agreement entered into in connection with the Project, excluding de minimis obligations where the cost to pursue the obligation exceeds the benefit to be gained.
(v)    Deliver to the Members, promptly upon its receipt, copies of any written notices or other written materials received by Managing Member in connection with any material dispute or material claims relating to the Project.
(vi)    Otherwise diligently perform those duties and services that are reasonably necessary in order to acquire, own, renovate, operate, manage and lease the Project in accordance with the Business Plan, the Annual Budget (including the Renovation Budget (as defined below)) and this Agreement.
(c)    Additional Duties. Without limiting the generality of the foregoing, Managing Member shall have the following additional duties with respect to the overall operation of the Company and its Subsidiaries and the ownership of the Project, all to be carried out in accordance with this Agreement:
(i)    Provide operating reports and financial statements in accordance with Article IX.
(ii)    Notify KBS Member of such matters and render such reports to KBS Member from time to time as KBS Member may reasonably request in writing, including, without limitation, at all times and in each event no less frequently than monthly, keeping KBS Member informed of material information relating to the Project by (1) notifying KBS

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Member in advance of public hearings and other proceedings relating to any existing or proposed entitlements, mapping, subdivision or material permits for the Project and (2) notifying KBS Member within five (5) business days and promptly delivering to KBS Member copies of any written offers to purchase or otherwise acquire the Project, or any interest therein, and of any written indications of interest, written invitations to deal, written solicitations of sales which represent bona fide offers regarding the Project.
(iii)    Comply with the Annual Budget, as it may be modified in accordance with this Agreement. Except for expenditures made and obligations incurred, in each case as previously approved pursuant to the Annual Budget and the Permitted Budget Variance (as hereinafter defined) or in writing by KBS Member, the Managing Member shall have no authority to make any expenditure or incur any obligation or liability on behalf of the Company or any Subsidiary. Subject to the Annual Budget and the Permitted Budget Variance or as may be approved in writing by KBS Member, the Managing Member shall not expend on behalf of the Company or any Subsidiary more than what it in good faith believes to be the fair and reasonable market value at the time and place of contracting or any goods purchased or services engaged on behalf of the Company or any Subsidiary. Subject to Section 2.02(d) below, Managing Member may enter into any such contracts on behalf of the Company or any Subsidiary for goods purchased or services contemplated by the Annual Budget, if any, provided that such contracts shall be terminable by the Company or any applicable Subsidiary upon thirty (30) days’ notice without penalty or if such contracts are not contemplated by the Annual Budget they shall be for an amount not to exceed (A) the sum of $10,000 as to any single expenditure, and (B) the sum of $50,000 annually (in each case, such expenditures may hereinafter be referred to as the "De Minimis Expenditures"). Any such contract (other than contracts that are for De Minimis Expenditures) that is either (x) not terminable by the Company or the applicable Subsidiary upon thirty (30) days’ notice or (y) are not contemplated by the Annual Budget shall in each case require the prior written approval of KBS Member. As used in this Agreement, the term “Permitted Budget Variance” means, with respect to any Annual Budget, any disbursement of funds in any amount that would not result in a particular line item being exceeded 10% of such line item for the year in question or the total Annual Budget being exceeded by more than 5% in the aggregate.
(d)    Affiliate Agreements; Special Powers of KBS Member Regarding Affiliate Agreements.
(i)    JV Member, in its capacity as Managing Member, shall not cause the Company or any of its Subsidiaries to enter any agreement or other arrangement for the furnishing to or by the Company or any Subsidiary of goods or services or for any other contract or agreement pursuant to which the JV Member or any Affiliate or Related Person (defined below) will receive any benefit with, or pay any fees or compensation to, itself or any Person that is an Affiliate of the JV Member or a Related Person (an “Affiliate Agreement”), unless such agreement or arrangement has been previously approved in writing by KBS Member. JV Member shall not amend, modify or terminate any such Affiliate Agreement after the entry by the Company, or any Subsidiary, into such Affiliate Agreement

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without the prior consent of KBS Member. As used in this agreement, the term “Related Person” shall mean the JV Member Principal (defined below) and such JV Member Principal’s spouse and the ancestors, descendants, aunts, uncles or first cousins of such JV Member Principal, whether by birth or adoption.
(ii)    Notwithstanding anything to the contrary contained herein but subject to Section 2.06(d) below, KBS Member shall have the right, in its sole discretion upon prior written notice to JV Member, to take all actions on behalf of the Company or any Subsidiary with respect to: (A) the determination of the existence of any default by any Affiliate of JV Member under any Affiliate Agreements made between the Company or any Subsidiary and any Affiliate of JV Member, (B) the enforcement of all rights and remedies of the Company under any Affiliate Agreements made between the Company or any Subsidiary and any Affiliate of any JV Member, and (C) termination of any Affiliate Agreements made between the Company or any Subsidiary and any Affiliate of any JV Member (subject to the terms and conditions set forth therein for notice of defaults and applicable cure periods). All Affiliate Agreements shall be terminated upon sale of the portion of the Project to which they relate and in the event of other circumstances or defaults (including, without limitation, any Removal Event (as defined below)) as more particularly set forth therein or herein. JV Member will cooperate in good faith with KBS Member in the exercise by KBS Member of the foregoing rights and actions hereunder.
(iii)    As used in this Agreement, the term “Affiliate” means any person or entity which, directly or indirectly through one (1) or more intermediaries, controls or is controlled by or is under common control with another person or entity. The term “control” as used herein (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power (i) to vote 51% or more of the outstanding voting securities of such person or entity, or (ii) to otherwise direct management policies of such person by contract (at commercially reasonable rates) or otherwise. Karl Slovin (the “JV Member Principal”) and his Related Persons and Affiliates shall be deemed “Affiliates” of JV Member. Any reference in this Agreement to a “Person and an Affiliate” shall be deemed to refer to such Person and an Affiliate of such Person and any references in this Agreement to a “Person or an Affiliate” shall be deemed to refer to such Person or an Affiliate of such Person.
2.02.    Major Decisions. Notwithstanding anything contained in this Agreement to the contrary, Managing Member shall not take, or cause or permit the Company or any Subsidiary to enter into any agreement to take, any of the following actions on behalf of the Company or any Subsidiary (in each case the taking of which hereinafter shall be referred to as a “Major Decision”) without the prior written consent of KBS Member, which consent may be given or withheld in KBS Member’s sole and absolute discretion.
(a)    Purchase Agreement. Except as set forth in Section 1.05 above, enter into, amend, modify, terminate, or expressly waive any material rights of the Property Owner Subsidiary under, the Purchase Agreement.

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(b)    Annual Budget; Business Plan. Subject to Section 2.01(c)(iii) cause the Company or its Subsidiaries to deviate from, amend, update or replace the Business Plan or deviate from, amend, update or replace the Annual Budget (subject to the Permitted Budget Variance), except as provided in Section 2.10 below.
(c)    Sale of the Company or the Project. Subject to Articles VI and VII, sell, convey, exchange, hypothecate, pledge, encumber or otherwise transfer any portion of or any interest in the Company or any Subsidiary or all or any portion of the Project, or enter into any agreement to sell, convey, exchange, hypothecate, pledge, encumber or otherwise transfer any portion or any interest in the Company or any Subsidiary or all or any portion of the Project.
(d)    Pre-Approved Affiliate Agreements. Amend, modify, terminate, or waive any rights under, the any of the Pre-Approved Affiliate Agreements (as such term is defined below), or enter into any agreements that would replace any of the Pre-Approved Affiliate Agreements.
(e)    Acquire Real Property. Purchase or otherwise acquire any interest in real property other than the Company’s indirect ownership interest in the Project.
(f)    Financing. Cause the Company or any Subsidiary to enter into (or commit to enter into) the Mortgage Loan or to finance or refinance the operations of the Company or any Subsidiary and/or any of the Company’s or any Subsidiary’s assets (including, without limitation, any acquisition, development, construction, interim and long-term financing or refinancing in connection with the Project (or any portion thereof) or the improvement or expansion thereof) (each, a “Financing” including the Mortgage Loan) or retain any mortgage bankers or brokers on behalf of the Company or any Subsidiary in connection therewith or enter into any modifications, amendments, extensions, substitutions or other agreements regarding any Financing, provided, however, without KBS Member’s consent, JV Member may take such actions with respect to any Financing as necessary for JV Member to prevent a breach under the Financing that would reasonably be expected to trigger liability under any Guaranty (including the Completion Guaranty), provided such potential breach was not caused by the gross negligence, willful misconduct or acts taken in bad faith of JV Member or any of its Affiliates. Notwithstanding the foregoing, the Members agree that (1) it shall not be a Major Decision (and shall only require the consent of KBS Member and not of JV Member), for the Property Owner Subsidiary to enter into any interest rate swap agreement, interest rate cap agreement, or any other similar agreement (collectively, “Interest Rate Protection Agreements”), and (2) if necessary to amend any Financing in order to allow the Property Owner Subsidiary to enter into any Interest Rate Protection Agreements that KBS Member determines in its sole discretion is necessary or desirable, in each case, except to the extent the JV Member or its Affiliates have any personal liability under such Interest Rate Protection Agreement in which case the decisions in clauses (1) and (2) would be a Fundamental Decision (as defined below). In the event the Property Owner Subsidiary enters into any Interest Rate Protection Agreements in accordance with the preceding sentence, the Members shall each pay their pro rata share of the costs and expenses incurred by the Property Owner Subsidiary in connection therewith (including reasonable attorneys’ fees and expenses) in accordance with their Percentage Interests (as defined below).

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(g)    Indemnity. Make, execute or deliver on behalf of the Company or any Subsidiary any indemnity bond or surety bond or obligate the Company, any Subsidiary or any other Member as a surety, guaranty, guarantor or accommodation party to any obligation or grant any lien or encumbrance on any of the assets of the Company or any Subsidiary, including the Project, other than with respect to any Financing that has been approved as a Major Decision.
(h)    Loans. Lend funds belonging to the Company or any Subsidiary to any Member or its Affiliate or to any third party, or extend any person, firm or corporation credit on behalf of the Company or cause any Member Loan (as defined below) to be made to the Company as provided in Section 3.03.
(i)    Expenditures. Except for De Minimis Expenditures and other amounts contemplated by the Annual Budget (subject to the Permitted Budget Variance), cause the Company or any Subsidiary to take any action or make any expenditure or incur any obligation by or on behalf of the Company or any Subsidiary (including, without limitation, obligating the Company or any Subsidiary to pay for any goods or services in excess of the foregoing), in addition, in the event that the then current Financing is within ninety (90) days of its stated maturity, or after its term has expired, or is in default, Managing Member may not reallocate any excess funds among line items or make any expenditures from any reserves without KBS Member’s consent.
(j)    Duties. Delegate any of the duties of Managing Member set forth herein except as set forth in the Management Agreement or the Asset Management Agreement or any other approved contract with an Affiliate under the terms of this Agreement or to the officers and employees of Managing Member. For avoidance of doubt, accounting duties with respect to the Company and its Subsidiaries are to be handled by a certified public accounting firm engaged by Managing Member and approved by KBS Member pursuant to Section 2.02(bb) below.
(k)    Assignment Benefiting Creditors. Make, execute or deliver on behalf of the Company or any Subsidiary an assignment for the benefit of creditors; file, consent to or cause the Company or any Subsidiary, a Member’s Interest, or the Project, or any part thereof or interest therein, to be subject to the authority of any trustee, custodian or receiver or be subject to any proceeding for bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, relief of debtors, dissolution or liquidation or similar proceedings.
(l)    Partition of Company Assets. Partition all or any portion of the assets of the Company or any Subsidiary, or file any complaint or institute any proceeding at law or in equity seeking such partition.
(m)    Governmental Proposals. Make application to, or enter into any agreements with, any government officials relating to mapping, development, zoning, subdivision, environmental or other land use or entitlement matters which may affect the Project or any portion thereof; provided the foregoing shall not include obtaining building permits and other routine approvals for construction work contemplated by the Business Plan.
(n)    Purchase Assets. Except as may be provided in the then-applicable Annual Budget, (A) cause the Company or any Subsidiary to purchase any automobiles or vehicular

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equipment on behalf of or in the name of the Company or any Subsidiary or (B) purchase any fixed assets on behalf of or in the name of the Company or any Subsidiary.
(o)    Commence Renovations. Commence the Renovations (defined below) unless and until the detailed Renovation Budget has been approved by KBS Member pursuant to Section 2.10(a) below. Except as otherwise expressly provided for in any Business Plan, Annual Budget (and/or the Renovation Budget after approval by KBS Member as set forth herein) or any Financing document, undertake any Renovations (defined below) or significant construction on the Project or any significant off-site improvement work, any environmental remediation on the Project.
(p)    Confess Judgments; Legal Actions. Confess a judgment against the Company or any Subsidiary; settle or adjust any claims against the Company or any Subsidiary; or commence, negotiate and/or settle any legal actions or proceedings brought by the Company or any Subsidiary against unaffiliated third parties; in each case, other than any landlord-tenant actions in the ordinary course of business or actions defended by an insurance company and provided further Managing Member may settle or adjust any claim which is not the subject of a legal action or proceeding of $50,000 or less.
(q)    Dissolve the Company. Except as provided in this Agreement, dissolve, terminate or liquidate the Company or any Subsidiary prior to the expiration of the term.
(r)    Acts Making Business Impossible. Do any act that would make it impossible to carry on the business of the Company or any Subsidiary.
(s)    Material Agreements. Except as provided in the Annual Budget or in the express terms of this Agreement, cause the Company or any Subsidiary to enter into any agreement obligating the Company or any Subsidiary to pay an amount of more than a De Minimis Expenditure and any amendment, modification or termination of any such agreement, including, without limitation, any agreement providing for the payment of any commission, fee or other compensation payable in connection with the sale of all or any portion of the Project or any portion thereof.
(t)    Limited Liability Company Act. Take any other action for which the consent of the Members is required under the Act (and such consent is not waivable under the Act) or this Agreement.
(u)    Leasing. Deviate in any material respect from, amend or replace the Leasing Guidelines (defined below). Cause or permit the Company or any Subsidiary to enter into any new space or other lease affecting the Project, unless such lease is in the standard form of lease approved by the Members with economic terms consistent with the Leasing Guidelines, or amend, modify, terminate, or waive rights under any existing leases with the Company or any Subsidiary except in the ordinary course of business consistent with the Leasing Guidelines. Prior to the Property Closing, the Members shall have approved leasing guidelines for the Project (the "Leasing Guidelines") setting forth the minimum approved rents, minimum required security and other deposits, and the maximum free rent periods, concessions and finder's fees that are to be used for the leasing of the Project. Upon the request of either Member, Managing Member shall prepare an update to the Leasing Guidelines for review and approval by KBS Member.

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(v)    Insurance. Change the insurance program for the Company, any Subsidiary or the Project in a manner inconsistent with the Business Plan or inconsistent with the insurance requirements set forth in Section 2.05 below.
(w)    Employees. Employ any individual as an employee of the Company or any Subsidiary.
(x)    Awards and Proceeds. Settle, apply or dispose of any casualty insurance proceeds in excess $50,000 or any condemnation award, from any insurance company or any condemning authority, as applicable.
(y)    No REIT Prohibited Transactions. Take, or permit to be taken, any action that is or results in a REIT Prohibited Transaction (as defined below).
(z)    Pledge and Assignment. Subject to the provisions of Article VI below, sell, transfer or pledge JV Member’s interests in the Company or any Subsidiary.
(aa)    Additional Capital Contributions. Except as expressly (1) set forth in Section 3.01 below, (2) set forth in the approved Annual Budget or (3) otherwise approved by the Members in writing, require any additional capital contributions of the Members
(bb)    Consultants. Retain or dismiss on behalf of the Company or any Subsidiary any accountants, auditors, property managers or leasing agents. Ernst & Young is hereby approved as the approved audit and tax firm for the Company.
(cc)    Member Loans. Except as expressly set forth in Section 3.03 or otherwise approved by the Members in writing, require or request any Member Loan.
(dd)    Certificated Interests. Elect to have the Members interests in the Company become certificated interests.
(ee)    Amendment to this Agreement. Except as contemplated by Section 2.06(e) or Section 6.03 or as otherwise approved by the Members, amend or supplement this Agreement.
(ff)    Amendment to Subsidiary Documents. Except as necessary to consummate a Financing permitted by this Agreement or as otherwise approved by the Members, amend or supplement any formation documents or governing agreements of any Subsidiary.
In the event the KBS Member does not respond to any Major Decision in writing within ten (10) days after KBS Member’s receipt of a request therefor from Managing Member, Managing Member may send a second notice by certified mail, return receipt requested, containing a statement in all caps that the failure to respond to such Major Decision within five (5) days will result in deemed approval of such Major Decision. If KBS Member does not timely respond to the second notice, then the Major Decision shall be deemed approved. Nothing in this Agreement shall limit or prevent KBS Member from requesting that Managing Member initiate a Major Decision. If, however, Managing Member does not to implement the Major Decision requested by KBS Member, KBS Member shall have the right to cause the Company and any of its Subsidiaries to undertake

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such Major Decision notwithstanding Managing Member’s position; provided that prior to the removal of JV Member as Managing Member pursuant to Section 2.06, KBS Member shall not have the right to cause the Company or any of its Subsidiaries to undertake any action with respect to a Fundamental Decision without JV Member’s prior written consent; provided further that after any such removal with respect to Fundamental Decisions, (A) Section 2.06(c)(iv) shall govern if such removal was for cause, and (B) Section 2.06(d)(iii) shall govern if such removal was without cause.
2.03.    Company Funds. No Company funds, assets, credit or other resources of any kind or description shall be paid to, or used for, the benefit of any Member, except as specifically provided in this Agreement or the Annual Budget or after the written approval of all the Members has been obtained. All funds of the Company shall be deposited only in such federally insured checking and savings accounts of the Company in the Company name with banks and other financial institutions having not less than $1,000,000,000 in assets as the KBS Member shall approve in writing, shall not be commingled with funds of any other person or entity, and shall be withdrawn only upon such signature or signatures as may be designated in writing from time to time by Managing Member after receiving approval of the KBS Member. KBS Member hereby pre-approves JP Morgan Chase Bank N.A. as the initial holder of the Company’s bank accounts.
2.04.    Employees. The Company and the Subsidiaries shall not have employees. Except as may be otherwise provided for in the Management Agreement, each Member shall be solely responsible for all wages, benefits, insurance and payroll taxes with respect to any of its employees or those of its Affiliates. Each Member agrees to perform its duties under this Agreement as an independent contractor and not as the agent, employee or servant of the Company. Each Member shall be solely responsible for its own acts and those of its subordinates, employees and agents during the term of this Agreement and, subject to, and without the waiver of the benefits of, the provisions of Section 2.09, each Member hereby indemnifies and holds harmless the Company and each other Member from any liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising from the acts of any such subordinates, employees and agents of such Member or its Affiliates.
2.05.    Insurance.
(a)    Company Policies. Managing Member shall purchase and maintain, or shall cause to be purchased and maintained, for and at the expense of the Company, policies of insurance (i) for the Company’s and its Subsidiaries' operations, (ii) for the protection of the Company’s and its Subsidiaries' assets (including the Project), and (iii) as may be reasonably required to comply with third-party requirements in accordance with guidelines approved by KBS Member, and shall provide the Members upon request with the certificates or other evidence of insurance coverage as provided therein.
(b)    Contractor’s Insurance Obligations. Managing Member shall require the Project’s general contractors and all subcontractors retained by the Company and any Subsidiary working at the Project, or any portion thereof, to obtain and maintain at all times during performance of work for the Company or any Subsidiary an occurrence form commercial general liability policy on a primary and non-contributing basis with a minimum of $1,000,000 per occurrence/$1,000,000

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annual aggregate, or in such other amounts as may be approved by the KBS Member, on which the Company or any Subsidiary is named as an additional insured. In addition, Managing Member shall require that the Project’s general contractors and all subcontractors retained by the Company and any Subsidiary carry worker’s compensation coverage as required by law.
(c)    D&O Insurance. Managing Member may purchase and maintain insurance on behalf of the executive officers of Managing Member (and if requested by KBS Member, executive officers of KBS Member) against liability asserted against such Person and incurred by such Person arising out of such Person’s actions on behalf of Managing Member (or KBS Member, as applicable) under this Agreement; provided that the cost of such insurance is included in the approved Annual Budget for the applicable year and such coverage is available at commercially reasonable rates.
2.06.    Election, Removal, Resignation of Managing Member.
(a)    Number, Term and Qualifications of Managing Member. The Company shall have one Managing Member, which shall initially be JV Member.
(b)    Removal of Managing Member for Cause. KBS Member may, but shall not be obligated to, exercise any of the remedies provided in Section 2.06(c) below under any of the following circumstances (each, a “Removal Event”):
(i)    if JV Member, or any principal, officer, executive or employee of JV Member engages in fraud, misappropriation of funds, intentional misrepresentation or willful misconduct with respect to the Company, any Subsidiary or the Project;
(ii)    if JV Member, or any principal, officer, executive or employee of JV Member is convicted or pleads guilty or nolo contendere to (1) any felony that involves the Company and/or any Subsidiary, and/or (2) any crime involving moral turpitude or breach of trust;
(iii)    the affairs of JV Member cease to be principally controlled by a JV Member Principal;
(iv)    a material default by the JV Member as the Managing Member under this Agreement which is not timely cured within ten (10) business days after written notice from KBS Member (or, if such default is not susceptible of cure within such ten (10) business day period, within such period as is required to effect such cure so long as JV Member has commenced such cure within such ten (10) business day period and thereafter prosecutes such cure to completion with diligence), not to exceed ninety (90) days in the aggregate;
(v)    Bankruptcy of the Company or any Subsidiary filed by the Managing Member without the written approval of KBS Member;
(vi)    Bankruptcy of JV Member or any JV Member Principal;

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(vii)    if any default under any Financing, including under any Required Guaranty (defined below) (for which there are no notice and cure rights or for which such rights have expired and the lender has not otherwise waived such default in accordance with the terms of any Financing document) occurs, if such default is caused by JV Member or any Affiliate thereof; provided that it shall not be a Removal Event if the event of default in question is a result of the Company having insufficient funds or revenues due to the performance of the Project or if the default was caused by KBS Member or any Affiliate thereof;
(viii)    the failure of JV Member to fund any capital contributions as and when required pursuant to Section 3.01(a) or Section 3.06 below, as applicable, and such failure is not cured within the earlier of: (A) ten (10) business days of written notice from KBS Member; or (B) with respect to the capital contributions set forth in Section 3.01(a)(i) and (ii), the date required under the Purchase Agreement; and
(ix)    JV Member resigns as Managing Member without the prior written consent of KBS Member.
Notwithstanding the foregoing, a Removal Event shall not be deemed to have occurred and the following shall not give rise to any rights in favor of KBS Member if (A) the misappropriation of funds, intentional misrepresentation, willful misconduct, felony or crime of moral turpitude or breach of trust, as the case may be, that gave rise to any right to remove the Managing Member was the action or inaction solely of any person other than Karl Slovin, without the prior knowledge of Karl Slovin of the act or inaction in question, (B) to the extent permitted by applicable law, the employment of such person is terminated within ten (10) Business Days after the earlier of (i) receipt by Managing Member of notice, or (ii) the date on which Managing Member obtained actual knowledge of such employee’s misappropriation of funds, intentional misrepresentation, willful misconduct, felony or crime of moral turpitude or breach of trust and evidence thereof, and (C) Managing Member takes such actions as shall be reasonably required in order to cure or ameliorate (and provide for financial compensation for any actual losses suffered for) any damage suffered by the Company or the applicable Subsidiary as a consequence of such employee’s misappropriation of funds, intentional misrepresentation, willful misconduct, felony or crime of moral turpitude or breach of trust.
(c)    Remedies Upon Removal Event(i)    terminate any or all of the Affiliate Agreements, in each case, without penalty or payment of termination fees, but any fees earned under any Affiliate Agreement prior to such termination shall be paid through the applicable termination date, but not thereafter;
(ii)    replace JV Member as Managing Member by delivering written notice of removal (“Removal Notice”) to JV Member, and designate a new Managing Member (which may be KBS Member or one of its Affiliates);
(iii)    terminate distributions of Net Cash (defined below) of the Company in accordance with Section 5.01 below and have any and all Net Cash of the Company thereafter distributed in accordance with the provisions of Section 5.02 (i.e., JV Member

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shall lose its “promote” and Net Cash shall be thereafter distributed pro rata to the Members in accordance with their Percentage Interests in accordance with Section 5.02);
(iv)    terminate JV Member’s right to participate in Major Decisions, other than the Fundamental Decisions set forth in Section 2.06(d)(iii)(1) through (7), inclusive, and (13) through (20), inclusive;
(v)    terminate JV Member’s right to sell the Project set forth in Section 7.02 below; and/or
(vi)    terminate any or all Affiliate Agreements.
If, after a Removal Event but prior to the date JV Member cures the underlying default that caused the Removal Event, KBS Member desires to exercise any or all of the foregoing remedies, KBS Member may do so at any time thereafter and from time to time, by delivering written notice to JV Member, which notice shall specify the effective date of the election of its remedies and which remedies KBS Member is electing. KBS Member shall not be required to exercise all of the foregoing remedies at one time and no delay in or decision not to exercise all of the foregoing remedies at one time shall limit or impair KBS Member’s right to exercise any other remedy at a later time or be construed as a waiver thereof provided that KBS Member delivers written notice to Managing Member or its decision to exercise such subsequent remedies.
As used in this Agreement, the term “Net Cash” shall mean the gross cash receipts of the Company from all sources as of any applicable date of determination, less the portion thereof used to pay (i) all cash disbursements (inclusive of any guaranteed payment within the meaning of Section 707(c) of the Code (as defined below) paid to any Member, including, without limitation, any reimbursements made to any Member and any amounts applied to repay any Member Loans (as defined below), of the Company prior to that date); and (ii) all reserves, established by the Annual Budget or any Financing or otherwise approved by KBS Member for anticipated cash disbursements that will have to be made before additional cash receipts from third parties will provide the funds therefor, including for payment of debt service, capital improvements and other anticipated contingencies and expenses of the Company.
(d)    Removal of Managing Member Without Cause. JV Member may be removed as Managing Member for any reason or no reason upon sixty (60) days’ prior written notice by KBS Member. If KBS Member elects, in its sole discretion, to remove the Managing Member under this Section 2.06(d) and no Removal Event has occurred, then:
(i)    KBS Member may elect to: (1) cause the Company to terminate any and all Affiliate Agreements as provided in Section 2.06(c)(i) above provided that the Company shall pay the Termination Fee to Managing Member within twenty (20) days after the effective date of any such termination, (2) replace Managing Member with a new Managing Member as provided in Section 2.06(c)(ii) above, and/or (3) terminate JV Member’s right to participate in Major Decisions as provided in Section 2.06(c)(iv) above (but not as to Fundamental Decisions), but in no event shall KBS Member have the remedies in Section 2.06(c)(iii) (terminate JV Member’s “promote”) or Section 2.06(c)(v) (terminate

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JV Member's right to sell the Project). For purposes of this Section 2.06(d)(i), the “Termination Fee” payable to JV Member shall be an amount equal the net present value of the future fees that JV Member (through its Affiliate) would have received under the Asset Management Agreement and the construction management fees to be paid pursuant to the Management Agreement (but not the monthly property management fees paid pursuant to the Management Agreement), discounted at 10%, assuming that the term of the Asset Management Agreement and the Management Agreement would be the greater of (i) five (5) years from the date of this Agreement or (ii) three (3) years from the effective date of the removal of the Manager. KBS shall deliver to JV Member a calculation of the Termination Fee with sufficient supporting information for JV Member to understand KBS’s calculation. The Termination Fee shall be determined by KBS using is good faith reasonable judgment, which determination shall be final and conclusive absent manifest error.
(ii)    Intentionally omitted.
(iii)    Notwithstanding the provisions of Section 2.06(d)(i)(3) above, in no event shall KBS Member, without the written consent of JV Member (each, a “Fundamental Decision” and collectively, the “Fundamental Decisions”):
1)    amend or supplement this Agreement; provided, however, that the prior written consent of JV Member shall not be required to the extent such amendment or supplement is expressly contemplated herein to effect an otherwise approved decision or action;
2)    amend or supplement any Subsidiary Documents; provided, however, that the prior written consent of JV Member shall not be required to the extent such amendment or supplement is expressly contemplated herein to effect an otherwise approved decision or action;
3)    (A) cause the Company or any Subsidiary to enter any Financing, or (B) to enter into any modifications, amendments, extensions, of any existing Financing; provided, however, that, in each case, the prior written consent of JV Member shall not be required if: (1) the Financing is with a lender that is not an Affiliate of the KBS Member or the KBS Credit Party (as defined below); and (2) the Financing or the modification, amendments or extension of an existing Financing would not require (A) additional Capital Contributions from JV Member, or (B) a guaranty from JV Member or an Affiliate of JV Member;
4)    cause the Company or any Subsidiary to issue any securities (debt or equity) which would have rights to distributions prior to the rights of JV Member;
5)    admit a new member to the Company or any Subsidiary if and only if such new member would have rights to distributions that dilute the distribution to JV Member;

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6)    cause the Company or any Subsidiary to acquire (directly or indirectly) any real property other than the Property;
7)    cause the Company or any Subsidiary to enter into or modify any agreement or transaction with any Affiliate of KBS Member; provided, however, that the prior written consent of JV Member shall not be required if such agreement is on terms at least as favorable to the Company or any Subsidiary as it would receive pursuant to similar agreement with a third party;
8)    distribution of any property in kind;
9)    exercise any rights under Section 2.02(c) (Sale of the Company or the Project) other than in accordance with the provisions of Section 7.01;
10)    confession of any judgement on behalf of the Company or any Subsidiary;
11)    the merger or consolidation of the Company or any Subsidiary with any other entity;
12)    any act by or on behalf of the Company or any Subsidiary in contravention of this Agreement or which would make it impossible to carry on the business of the Company or any Subsidiary;
13)    any action or decision that would reasonably be expected to cause liability under any of the Required Guaranties or the Completion Guaranty;
14)    the filing on behalf of the Company or any Subsidiary (where the Company or a Subsidiary is the debtor) of any petition, or consent to the appointment of a trustee or receiver or any judgement or order, under state or federal bankruptcy laws;
15)    approving any distributions that would reasonably be expected to cause the Company to be unable to pay Necessary Costs (as hereinafter defined);
16)    a loan by the Company or any Subsidiary to any Member or any other person or entity;
17)    making a tax election that is disproportionately adverse to the tax position of JV Member after taking into account the Members' different Percentage Interests;

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18)    any action that would reasonably be expected to result in JV Member or JV Member Principals to have any civil or criminal liability;
19)    any action by the Company or any Subsidiary that would reasonably be expected to result in a violation of any law; or
20)    the use of the name M West Holdings in any press release or otherwise.
(e)    Attorney-in-Fact. If KBS Member elects to remove JV Member as Managing Member pursuant to Section 2.06(c) or Section 2.06(d), KBS Member shall deliver written notice to Managing Member and JV Member, which notice shall specify the effective date of the removal of JV Member as Managing Member in accordance with such Sections. Upon the occurrence of the removal of JV Member as Managing Member, JV Member hereby appoints KBS Member as its attorney in fact (such power of attorney coupled with an interest and irrevocable) for the purpose of executing, delivering and filing such documents that are necessary (including, without limitation, any amendment to the Certificate or this Agreement) for the purpose of effecting the remedies selected by KBS Member, but only to the extent such documents and remedies are consistent with this Agreement.
2.07.    Members Have No Managerial Authority. The Members shall have no power to participate in the management of the Company, except as expressly authorized by this Agreement.
2.08.    Meetings. The Company shall not be required to hold regular meetings of Members. Any Member may call a meeting of Members for the purpose of discussing Company business. Unless otherwise approved by the Members, any meeting of Members shall be held during normal business hours either telephonically or in person at the Company's principal office on such day and at such time as are reasonably convenient for the Members.
2.09.    Liability and Indemnity. No Member (nor any officer, director, member, manager, constituent partner, agent or employee of the Company or a Member) shall be liable or accountable in damages or otherwise to the Company or to any other Member for any good faith error of judgment or any good faith mistake of fact or law in connection with this Agreement, or the services provided to the Company, except in the case of willful misconduct or gross negligence. To the maximum extent permitted by law, the Company does hereby indemnify, defend and agree to hold each Member and its Affiliates (and each such officer, director, member, manager, constituent partner, agent or employee) wholly harmless from and against any loss, expense or damage (including, without limitation, attorneys’ fees and costs) suffered by such Member and its Affiliates (and/or such officer, director, member, manager, constituent partner, agent or employee) by reason of anything which such Member and its Affiliates (and/or such officer, director, member, manager, constituent partner, agent or employee) may do or refrain from doing hereafter for and on behalf of the Company and in furtherance of its interest, except in the case of willful misconduct or gross negligence. To the maximum extent permitted by law, each Member does hereby indemnify, defend and agree to hold the Company and each other Member wholly harmless from and against any loss, expense or damage (including, without limitation, attorneys’ fees and costs) suffered by the Company or such other Member as a result of such indemnifying Member’s willful misconduct or

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gross negligence in performing or failing to perform such indemnifying Member’s duties hereunder. No person shall be entitled to indemnification under this Section 2.09 to the extent any losses arise directly or indirectly our of such Indemnitee’s gross negligence, willful misconduct, fraud, intentional misrepresentation or criminal conduct.
2.10.    Business Plan and Budget. Attached hereto as Exhibit B is a plan which sets forth the general description of the overall business plan of the Company with respect to the Project (the “Business Plan”), which has been prepared by Managing Member on behalf of the Company, and which is hereby approved by the KBS Member. Notwithstanding the approval of such Business Plan by the KBS Member, in the event of any conflict or inconsistency between any provision of the Business Plan and any provision of this Agreement, the provisions of this Agreement shall control and supersede the provisions of the Business Plan. On or before the Update Date (defined below) in any year, Managing Member shall prepare an update and any other necessary modifications to the Business Plan for KBS Member’s review and approval.
(a)    Annual Budget. Attached hereto as Exhibit C is an “Annual Budget” that has been approved by the KBS Member (except as set forth in this Section 2.10(a)) and sets forth, by category, the estimated costs that are projected to be incurred for the remainder of the 2016 fiscal year and the 2017 fiscal year in connection with the ownership, renovation, construction, and leasing of the Project by the Company. The initial Annual Budget (and each subsequent Annual Budget to the extent applicable until the completion of the renovations to be made by the Company at the Project as described in the Business Plan (the “Renovations”)) includes a budget setting forth the estimated renovation costs to be incurred by the Company in connection with the renovation and construction of the Project (the “Renovation Budget”). On or before the last business day of November of each year (each an “Update Date”), Managing Member shall prepare a new Annual Budget for the upcoming calendar year which shall be required to be approved by the KBS Member as a Major Decision under Section 2.02(b), which shall set forth, by individual category, the costs and expenses projected to be incurred by the Company for the ensuing fiscal year. In the event the KBS Member does not respond to the proposed Annual Budget within fifteen (15) business days after receipt of such budget, Managing Member may send a second notice by certified mail, return receipt requested, containing a statement in all caps that the failure to respond to such proposed Annual Budget within ten (10) days will result in deemed approval of such Annual Budget. If KBS Member does not timely respond to the second notice, then the Annual Budget shall be deemed approved. Notwithstanding anything to the contrary herein, the estimated Renovation Budget included in the initial Annual Budget attached hereto as Exhibit C-1 has not been approved by KBS Member and the Company shall not commence (nor shall Managing Member cause the commencement of) the Renovations or expend any funds with respect to the Renovations unless and until KBS Member has approved a detailed Renovation Budget prepared by Managing Member; provided, however, KBS Member shall not withhold its consent if such Renovation Budget is necessary to commence work in order to comply with the terms of the Mortgage Loan.Interim Annual Report. If any Annual Budget (excluding any portion which constitutes the Renovation Budget), or any category thereof, is not approved as a Major Decision under Section 2.02(b) for any fiscal year as of the commencement of such fiscal year (or other period), then the approved categories of the proposed Annual Budget shall be in effect, but as to the categories which were disapproved, the greater of (i) the increase in CPI plus three (3%) percent, and (ii) one hundred

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five percent (105%) of the last approved Annual Budget line items, shall be in effect until the new Annual Budget as to such categories is approved as a Major Decision under Section 2.02(b). Adjustments to the last approved Annual Budget shall automatically be made to reflect actual increases in real property taxes, insurance premiums, utility charges and payments required under contracts to which the Company is a party at the time of the expiration of the Annual Budget, and shall not require approval under Section 2.02(b). As used in this Agreement, the term “CPI” means the CONSUMER PRICE INDEX ALL URBAN CONSUMERS (CPI-U; SELECTED AREAS; ALL ITEMS; 1982-84 = 100) published by the United States Department of Labor, Bureau of Labor Statistics. With respect to the Project, the CPI shall be that of Los Angeles Metropolitan Area. If the base of the CPI changes from the 1982-1984 base (100), the CPI shall, thereafter, be adjusted to the 1982-84 base (100) before the computation utilizing the CPI is made. If the CPI cannot be converted to the 1982-84 base or if the CPI is otherwise revised, the adjustment under this Agreement shall be made with the use of such conversion factor, formula or table for converting the CPI as may be published by the Bureau of Labor Statistics. If the CPI is at any time hereafter no longer published, a comparable index generally accepted and employed by the real estate profession in Los Angeles, California, as determined by the Members, shall mean CPI.
(b)    Reallocations within Renovation Budget. With respect to any Renovation Budget, Managing Member may, (i) to the extent covered by contingency funds in the Renovation Budget, with respect to any line item in the Renovation Budget, allocate from such contingency funds the lesser of 10% of such line item and $50,000, and (ii) if after the completion of any item, as certified by Managing Member to KBS Member, there remains an excess undisbursed balance, reallocate from such excess balance to any other line item in the Renovation Budget whose funds are insufficient to complete such item, so long as such amount does not exceed the lesser of 10% of such line item and $50,000; provided, however, in no event may any line item (contingency or otherwise) be reallocated to pay any fees or expenses to Managing Member or any Affiliate.
2.11.    Pre-Approved Affiliate Agreements. The Members contemplate that the Company shall cause Property Owner Subsidiary to execute the following agreements at the Property Closing (individually a “Pre-Approved Affiliate Agreement” and collectively, the “Pre-Approved Affiliate Agreements”), but if any of them are entered into prior to the Property Closing, no fees or other amounts payable by the Property Owner Subsidiary thereunder shall accrue prior to the date on which the Property Closing occurs:
(a)    Management Agreement. At or before the Property Closing, Property Owner Subsidiary shall enter into a property management agreement substantially in the form of Exhibit D attached hereto (the “Management Agreement”) with Polaris Property Management LLC (the "Property Manager") or such other entity approved by the Managing Member and the KBS Member. The fee payable to Property Manager shall be as set forth in the Management Agreement. The Management Agreement is an Affiliate Agreement and KBS Member hereby approves the entering into of the Management Agreement by the Property Owner Subsidiary.
(b)    Intentionally Omitted.
(c)    Asset Management Agreement. At or before the Property Closing, Property Owner Subsidiary shall also enter into an Asset Management Agreement substantially in the form

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of Exhibit E attached hereto (the “Asset Management Agreement”) with MWest Holdings LLC (the “Asset Manager”) or such entity approved by the Managing Member and the KBS Member. The fee payable to Asset Manager shall be as set forth in the Asset Management Agreement. The Asset Management Agreement is an Affiliate Agreement and KBS Member hereby approves the entering into of the Asset Management Agreement by the Property Owner Subsidiary.
2.12.    Reimbursements and Fees.
(a)    Reimbursements. Except as otherwise provided by this Agreement, none of the Members (or their respective Affiliates and/or other representatives) shall be paid any compensation for rendering services to the Company. Each Member shall be reimbursed for any costs and/or expenses incurred by such Member on behalf of the Company that relate to the business and affairs of the Company to the extent such Member had authority to act on behalf of the Company (without reduction to such Member’s capital account in the Company maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) (each a “Capital Account”)); provided, however, that except as otherwise provided in this Agreement or in the Annual Budget no Member shall be reimbursed for any such costs and/or expenses that exceed an aggregate amount of $2,000 during any calendar year without the approval of all of the Members. As used in this Agreement, the term: “Treasury Regulation” means any proposed, temporary, and/or final federal income tax regulation promulgated by the United States Department of the Treasury as heretofore and hereafter amended from time to time (and/or any corresponding provisions of any superseding revenue law and/or regulation).
(b)    Acquisition Fee. The JV Member shall be paid an acquisition fee in an amount equal to $500,000.00, which shall be payable at the Property Closing.
(c)    Reimbursement for Pre-Formation Costs. Subject to the prior reasonable approval of KBS Member, at or within five (5) business days after the acquisition of the Project by the Company, the Company shall reimburse KBS Member and JV Member for any and all reasonable legal and accounting fees, organizational costs and any other formation and due diligence costs incurred by KBS Member and JV Member (and/or any Affiliate or representative thereof) in connection with the formation of the Company, the negotiation and documentation of this Agreement and the acquisition of the Project. The foregoing reimbursements shall not be debited to or otherwise reduce any Member’s Capital Account. KBS Member and JV Member shall use good faith commercially reasonable efforts to cause all such amounts approved by KBS Member to be reimbursed hereunder to be included in the final escrow closing statement for the acquisition of the Project.
2.13.    Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

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2.14.    Representations, Warranties and Covenants.
(a)    Certain Representations and Warranties of the Members. Each Member hereby represents and warrants to the Company and the other Member as follows:Such Member is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
(i)    Such Member has all requisite power, authority and capacity to enter into and perform its obligations under this Agreement.
(ii)    Such Member has duly authorized the execution and delivery of this Agreement, and this Agreement constitutes a binding obligation of such Member, enforceable against such Member in accordance with its terms.
(iii)    The execution, delivery and performance of this Agreement by such Member will not violate any agreement to which such Member or any of its Affiliates is a party or order of a governmental body.
(iv)    Such Member is otherwise duly qualified to purchase and hold its Interest and to execute and deliver this Agreement and all other instruments executed and delivered on behalf of it in connection with the acquisition of its Interest.
(b)    Certain Representations and Warranties of JV Member. None.

ARTICLE III
MEMBERS’ CONTRIBUTIONS TO COMPANY
3.01.    Initial Capital Commitments.
(a)    JV Member. JV Member shall commit to contribute to the capital of the Company, in cash, as follows:
(i)    concurrently with the execution and delivery of this Agreement, an amount equal to 10% of the Purchase Deposit (i.e., $300,000.00);
(ii)    at or prior to the Property Closing, an amount equal to 10% of the equity necessary to consummate the Property Closing, acquire the Project and capitalize the Company as set forth in the sources and uses schedule attached hereto Exhibit F; and
(iii)    within ten (10) Business Days after demand from Managing Member, an amount equal to the product of the JV Member’s Percentage Interest and the equity needed to complete the Renovations as set forth in the Renovation Budget or to comply with the requirement to make improvements to the Property as set forth in the Mortgage Loan.

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(b)    KBS Member. KBS Member shall commit to contribute to the capital of the Company, in cash, as follows:
(i)     concurrently with the execution and delivery of this Agreement, an amount equal to 90% of the initial equity necessary to fund the Purchase Deposit (i.e., $2,700,000.00);
(ii)     at or prior to the Property Closing, an amount equal to 90% of the equity necessary to consummate the Property Closing, acquire the Project and capitalize the Company as set forth in the sources and uses schedule attached hereto as Exhibit F; and
(iii)     within ten (10) Business Days after demand from Managing Member, an amount equal to the product of the KBS Member’s Percentage Interest and the equity needed to complete the Renovations as set forth in the Renovation Budget or to comply with the requirement to make improvements to the Property as set forth in the Mortgage Loan.
(c)    Failure to Close Property Closing. The Members acknowledge that upon execution of this Agreement, (i) the Property Owner Subsidiary will have funded (or may be obligated to fund) the Purchase Deposit under the Purchase Agreement and (ii) the Members shall be obligated to fund their respective initial capital contributions set forth in this Section 3.01. In the event a Member fails to fund the portion of its initial capital contribution required to be funded at or prior to the Property Closing pursuant to Section 3.01(a) or (b), as applicable, or otherwise refuses to allow the Property Owner Subsidiary to close the Property Closing under the Purchase Agreement and such failure to fund or close results in or would result in a default under the Purchase Agreement, then in addition to any other remedy set forth in this Agreement, the non-defaulting Member shall have the unilateral authority and without the consent of the defaulting Member to cause the Company and the Property Owner Subsidiary to close the Property Closing, in which event the defaulting Member shall be no longer be a Member of the Company and shall receive no return of its capital to the extent such defaulting Member had previously funded any part of its capital under this Section 3.01. In the event a Member fails to fund the portion of its initial capital contribution required to be funded at or prior to the Property Closing pursuant to Section 3.01(a) or (b), as applicable, or otherwise refuses to allow the Property Owner Subsidiary to close the Property Closing under the Purchase Agreement and such failure to fund or close results in or would result in a default under the Purchase Agreement and the non-defaulting member elects not to close the Property Closing, the defaulting Member shall be liable for the non-defaulting Member’s share of the Purchase Deposit that is not returned to the non-defaulting Member and for all costs and expenses incurred by such non-defaulting Member incurred in connection with this Agreement and the Project, including all costs to negotiate this Agreement, to the extent such costs and expenses have not previously been reimbursed to such non-defaulting Member (the lost Purchase Deposit and such costs and expenses, collectively, the “Reimbursable Expenses”). The defaulting Member shall pay to the non-defaulting Member such reimbursement within ten (10) days of the non-defaulting Member’s written request therefor, which request shall reasonably substantiate the costs and expenses incurred. If the defaulting Member is (i) KBS Member then KBS SOR US Properties II LLC (the “KBS Credit Party”) shall guaranty the payment of the Reimbursable Expenses incurred by JV Member, or (ii) JV Member then KEK Family Holdings, LLC, a Delaware limited liability

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company (the “JV Member Credit Party”) shall guaranty the Reimbursable Expenses incurred by KBS Member. Except as provided in Section 1.05 above, if the Property Closing does not otherwise occur and the Purchase Deposit is returned to the Property Owner Subsidiary, then the Company shall be dissolved pursuant to Article VIII.
3.02.    Default in Capital Commitment. If JV Member or KBS Member (as applicable, the “Defaulting Member”) shall fail to contribute its share of any amounts required to be contributed pursuant to Section 3.01 or any approved additional capital contributions pursuant to Section 3.06 (the “Defaulted Amount”) and such failure shall continue for at least five (5) business days following notice to the Defaulting Member (provided that no notice or cure period shall apply to a Member’s failure to fund its share of the required capital to the Company for the Property Closing pursuant to the Purchase Agreement), KBS Member or JV Member, as applicable, (the “Non-Defaulting Member(s)”) may, but shall not be obligated to, contribute some or all of the Defaulted Amount as a capital contribution to the Company or as a loan to the Defaulting Member (a “Default Loan”). If the Non-Defaulting Member elects to contribute some or all of the Defaulted Amount as a capital contribution to the Company, then the Percentage Interests of KBS Member and the JV Member shall be adjusted as follows: (a) the amount which the Non-Defaulting Member elects to contribute to fund the Defaulted Amount shall be deemed to be equal to 150% of the amount that the Non-Defaulting Member actually funds (the “Deemed Capital”); (b) the Non-Defaulting Member’s Percentage Interest shall be equal to the percentage equivalent of a fraction, the numerator of which is equal to the aggregate capital contributed by the Non-Defaulting Member, exclusive of the amount funded to replace the Defaulted Amount, plus the Deemed Capital, and the denominator of which is the total capital contributed by all Members, other than the amount contributed to replace the Defaulted Amount, plus the Deemed Capital; and (c) the Defaulting Member’s Percentage Interest shall equal 100% minus the recomputed Percentage Interest of the Non-Defaulting Member. If the Non-Defaulting Member elects to provide the Default Loan, then it shall pay the proceeds directly to the Company. A Default Loan shall not be considered a capital contribution by the Non-Defaulting Member and shall not increase the Capital Account balance or the Percentage Interest of the Non-Defaulting Member, but instead shall be treated as a non-recourse loan by the Non-Defaulting Member to the Defaulting Member (and a capital contribution by the Defaulting Member) and shall bear interest at the lesser of (x) the Default Loan Rate (as defined below) or (y) the maximum amount permitted by law. To the extent not repaid directly by the Defaulting Member, a Default Loan, together with any accrued and unpaid interest thereon, shall be repaid out of any subsequent distributions of Net Cash or any other payment from the Company to which the Defaulting Member would otherwise be entitled (but such distributions actually paid to the lending Members shall nonetheless constitute a distribution to the Defaulting Member for purposes of this Agreement), and such payments shall be applied first to the payment of accrued but unpaid interest on each such obligation and then to the payment of the outstanding principal until the Default Loan is paid in full. “Default Loan Rate” is defined as a cumulative annual rate equal to twenty percent (20%), compounded quarterly (pro-rated for periods of less than one year), on the daily average outstanding balance during each fiscal year of the Member’s aggregate unreturned Default Loan.
3.03.    Member Loans. In the event Managing Member determines, in its reasonable discretion, that funds in addition to those otherwise obtained pursuant to Section 3.01 are necessary

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for the Company or any Subsidiary to meet the Annual Budget, Business Plan or required to pay Necessary Costs, then Managing Member shall deliver written notice of such actual or projected cash deficit to the Members requesting that they agree that a loan (a “Member Loan”) should be made to the Company, which notice shall specify the term and interest rate of the requested Member Loan. Within 10 business days following the effective date of such notice, each such Member shall notify Managing Member (a) whether or not such Member agrees that Member Loan(s) to the Company should be made in the amount specified in Managing Member’s notice, and (b) whether such Member elects, in its sole and absolute discretion, to make such Member Loan. If all Members (y) agree that a Member Loan in the amount specified in Managing Member’s notice should be made, and (z) elect to advance such funds by the Company, such funds shall be advanced by Members in proportion to their respective percentage set forth opposite such Member's name under the column labeled “Percentage Interest” on Exhibit A attached hereto, as such Percentage Interests may be adjusted under this Agreement (the “Percentage Interests”) (or as such Members otherwise agree). Notwithstanding the foregoing, if KBS Member elects that the Member Loan should be made but the JV Member does not, the KBS Member may elect to make the entire Member Loan or such portion as it may so elect. Any and all advances made by any Member to the Company pursuant to this Section 3.03 shall be treated as a Member Loan with recourse only to the assets of the Company (and not to the assets of any Member), and shall bear annual interest as set forth in Managing Member’s notice. Furthermore, the Company and the KBS Member shall structure any Member Loan from the KBS Member such that the Member Loan is, at all times, a “real estate asset” under Section 856(c) of the Code. If, from any circumstances whatsoever, the Company ever receives as interest under a Member Loan in an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due under such Member Loan and not to the payment of interest. Any and all Member Loans shall be due and payable from the first available funds of the Company and in any event upon the liquidation of the Company. The repayment of any Member Loan shall be made prior to any distributions of Net Cash or other cash proceeds to the Members. Accordingly, notwithstanding the provisions of Articles V and VIII, until any and all Member Loans are repaid in full, the Members shall draw no further distributions from the Company and all cash or property otherwise distributable with respect to the Interests of the Members shall be paid to the Member(s) making Member Loan(s) in proportion to, and as a reduction of, the outstanding balance(s) of such Member Loan(s), with such funds being applied first to reduce any interest accrued thereon, and then to reduce the principal amount thereof. As used in this Agreement, the term “Interest” means in respect to any Member, all of such Member’s right, title and interest in and to the Net Profits, Net Losses, Net Cash, and capital of the Company, and any and all other interests therein in accordance with the provisions of this Agreement and the Act. As used in this Agreement, the terms “Net Profits” and “Net Losses” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss, as the case may be, for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss); provided, however, for purposes of computing such taxable income or loss, (i) such taxable income or loss shall be adjusted by any and all adjustments required to be made in order to maintain Capital Account balances in compliance with Treasury Regulation Section 1.704-1(b), and (ii) any and all items of gross income or gain and/or partnership and/or partner “nonrecourse deductions” specially allocated to any Member pursuant to Section 4.02 shall not be taken into

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account in calculating such taxable income or loss. If KBS Member does not approve a Member Loan other than a Member Loan for Necessary Costs, such disapproval shall be deemed final and conclusive for all purposes. As used in this Agreement, the term “Necessary Costs” mean amounts necessary to timely pay (i) real estate taxes, utility costs, insurance premiums, costs to comply with legal requirements as to the Property or other similar non-discretionary expenses as to the Property, and (ii) scheduled payments of debt service on Financings to the Company or the Property Owner Subsidiary (but not payments of principal due at maturity or by acceleration of any such loan or prepayments of principal thereunder).
3.04.    Determination of IRR Returns and Equity Multiple.
(a)    IRR Return. The IRR Return described in Section 5.01 below shall be determined based upon internal rate of return of KBS Member and JV Member. As used in this Agreement, the term “IRR Return” means for each of KBS Member and JV Member the annual discount rate that when compounded quarterly results in a net present value equal to zero when the discount rate is applied to all capital contributions by KBS Member and all distributions made by the Company to KBS Member pursuant to this Agreement. The IRR Return shall be calculated using the XIRR function provided in Microsoft Office Excel or any replacement software issued by Microsoft to compute internal rate of return. It is understood by the Members that the achievement of a particular IRR Return requires both a return of all capital contributions plus a cumulative return on such capital contributions at the applicable percentage IRR Return.
(b)    Equity Multiple. The “Equity Multiple” described in Section 5.01 below shall equal all actual distributions made by the Company to KBS Member pursuant to this Agreement divided by all of KBS Member’s capital contributions to the Company.
3.05.    Capital Contributions in General. Except as otherwise expressly provided in this Agreement or as otherwise agreed to by all Members in writing (i) no Member may withdraw all or any portion of any contribution that such Member may have made to the capital of the Company without each other Member’s consent, (ii) no Member shall be entitled to receive interest on such Member’s contributions to the capital of the Company, and (iii) no Member shall be required or entitled to contribute additional capital to the Company
3.06.    Additional Capital Contributions. Following the contribution of all the amounts described in Section 3.01, either Member shall have the right to make a capital call by delivering written notice to the other Member under this Section 3.06 if and only if such additional capital was either (1) set forth in the approved Annual Budget or Interim Annual Budget, as applicable, (2) otherwise approved as a Major Decision pursuant to Section 2.02, (3) pay for Necessary Costs, (4) Cost Overruns (other than any Cost Overruns governed by Section 3.07(c)(iii)(1)), or (5) if such Member, in its reasonable judgement concludes that the expenditure of funds is necessary (A) to avoid imminent material damage to all or any material portion of the Property, or (B) to protect the safety of any person at the Property from imminent harm, or (C) to avoid the imminent suspension of any necessary material service in or to the Property, provided, however that the approval of the KBS Member shall be required for a capital call with respect to Subsections (3) and (5) unless the failure to undertake the action in Subsections (3) or (5) is necessary to prevent a breach under a Financing that would reasonably be expected to trigger liability under any Guaranty

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(including the Completion Guaranty), provided such breach was not caused by the gross negligence, willful misconduct or acts taken in bad faith of JV Member or any of its Affiliates. Each Member shall contribute its share of the additional capital contributions required to be contributed under this Section 3.06 (in accordance with its Percentage Interest) in cash on or before the due date specified in the written notice, which due date shall be no less than ten (10) business days from the date of this written notice. If a Member fails to make its share of the additional capital contributions required to be contributed on or before the due date specified in Managing Member’s written notice, the Non-Defaulting Member shall have the right (but not the obligation and without waiving any remedies hereunder as a result of such failure) to receive a return of all or part of the additional Capital Contribution made by the Non-Defaulting Member, to make a Default Loan or to make a capital contribution to the Company of some or all of the Defaulted Amount pursuant to Section 3.02.
3.07.    Guaranties.
(a)    Required Guaranties; Completion Guaranty.
(i)    Required Guaranties. Except as set forth in Section 2.02(f) or Section 3.07(a)(ii) below, if in connection with any Financing of the Property, a lender requires a guaranty of (i) standard non-recourse carve outs, (ii) certain environmental conditions and (iii) payment obligations related to Financing other than any Completion Guaranty (defined below) (each a “Required Guaranty” and collectively, the “Required Guaranties”), such Required Guaranties shall be from the Company and/or on or more entities (individually and collectively, the “Guarantor”) that are identified in connection with the approval of the applicable Financing pursuant to Section 2.02(f). The Guarantor shall not receive any fees or other compensation for making a Required Guaranty. The form, amount and terms and conditions of any Required Guaranty shall be approved by the Members as part of the approval of the applicable Financing pursuant to Section 2.02(f).
(ii)    Completion Guaranties. In the event that, at any time or from time to time, a guaranty (or letter of credit or cash collateral in lieu of a guaranty) is required in connection with the completion of the Project pursuant to the terms of any Financing approved pursuant to Section 2.02(f) (individually, a “Completion Guaranty” and collectively, the “Completion Guaranties”), and such Completion Guaranty has been approved by the Completion Guarantor and the Members in connection with the approval of the applicable Financing pursuant to Section 2.02(f), the JV Member, either directly or through an Affiliate of the JV Member (individually and collectively, the “Completion Guarantor”), shall make such Completion Guaranty. The Completion Guarantor shall not receive any fees or other compensation for making a Completion Guaranty. The form, amount and terms and conditions of any Completion Guaranty shall be approved by the Members as part of the approval of the applicable Financing pursuant to Section 2.02(f).
(b)    Proportionate Guaranty Obligations of the Members. Except to the extent Section 3.07(c) provides otherwise, if a Guarantor and/or Completion Guarantor shall deliver a Required Guaranty and/or a Completion Guaranty, as applicable, and if such Guarantor and/or Completion Guarantor shall make, or be required to make, any payment under any such Required

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Guaranty and/or such Completion Guaranty, as applicable, each Member hereby covenants and agrees to satisfy, or cause to be satisfied, its Proportionate Guaranty Obligation (as defined below) with respect to any and all of the Required Guaranties and/or Completion Guaranties, as applicable, and each Member’s payment or its Proportionate Guaranty Obligation shall be treated as an additional capital contribution to the Company by each Member for all purposes of this Agreement. If and to the extent a Member (or its Affiliate) has failed to fully satisfy its Proportionate Guaranty Obligation within fifteen (15) days following the date such Member is notified that such Guarantor and/or Completion Guarantor, as applicable has made, or is required to make, such payment under the applicable Required Guaranty and/or Completion Guaranty, the other Member may exercise its rights under Section 3.07(d) below. “Proportionate Guaranty Obligation” means with respect to any Required Guaranty and/or Completion Guaranty which any Guarantor and/or Completion Guarantor, as applicable, shall provide to a lender, the obligation of each Member pursuant to this Section 3.07(b) to make payments (to a third party lender, the Company, to any other Member or the Guarantor and/or Completion Guarantor, as applicable) in an amount equal to the product of (x) the aggregate amount paid and/or due and payable under any and all such Required Guaranties and/or Completion Guaranties, as applicable multiplied by (y) the Percentage Interest of such Member.
(c)    Exceptions to Proportionate Guaranty Obligations. Notwithstanding anything to the contrary in Section 3.07(b):
(i)    Conduct By KBS Member. Any and all amounts paid by a Guarantor and/or Completion Guarantor with respect to any Required Guaranty and/or Completion Guaranty, as applicable, as a result of any conduct or action that KBS Member (or its Affiliates) shall have taken in violation of this Agreement or which is a result of any gross negligence, fraud or intentional misconduct of KBS Member (and/or its Affiliates) shall be funded solely by KBS Member (subject to the rights of indemnification set forth in Section 3.07(e)), JV Member (or its Affiliate) shall have no Proportionate Guaranty Obligation with respect to such payments, such amounts funded by KBS Member (or its Affiliates) shall not be considered a capital contribution by KBS Member, and KBS Member (or its Affiliate) shall reimburse the applicable Guarantor and/or Completion Guarantor for such amount within thirty (30) days of written demand. If KBS Member (or its Affiliate) fails to make such payment, JV Member shall, as its sole remedy, be entitled to exercise its rights set forth in Section 3.07(d) hereof; and

(ii)     Conduct by JV Member. Any and all amounts paid by a Guarantor and/or Completion Guarantor with respect to any Required Guaranty and/or Completion Guaranty, as applicable, as a result of any conduct or action that the JV Member (or its Affiliates) shall have taken in violation of this Agreement or which is a result of any gross negligence, fraud or intentional misconduct of JV Member (or its Affiliates) shall be funded solely by the JV Member (subject to the rights of indemnification set forth in Section 3.07(e)), KBS Member (or its Affiliate) shall have no Proportionate Guaranty Obligation with respect to such payments, such amounts funded by the JV Member (or its Affiliates) shall not be considered a capital contribution by the JV Member, the JV Member (or its Affiliate) shall reimburse the Guarantor and/or Completion Guarantor, as applicable, for such amount within thirty (30) days of written demand. If the JV Member (or its

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Affiliate) fails to make such payment, KBS Member shall, as its sole remedy, be entitled to exercise its rights set forth in Section 3.07(d) hereof.

(iii)    Cost Overruns Renovation. At such times as either Member determines that the Renovation reasonably requires additional funds to cover costs and expenses in excess of the amounts for either hard costs or soft costs included in the approved Renovation Budget (each, a “Cost Overrun”), after application of all available contingencies, and taking into account all actual cost savings for completed work (so long as such savings or contingency application is permitted under the Mortgage Loan), the following shall apply:

(1)    Each Cost Overrun that would constitute a breach by Managing Member under this Agreement or a breach by Property Manager under the Management Agreement shall be paid solely by JV Member and such amounts shall not be considered as capital contributions to the Company.

(2)     If the applicable Cost Overrun is not governed by Section 3.07(c)(iii)(1) above, the amount of the Cost Overrun shall be provided to the Company in cash pro rata by the Members in accordance with their respective Percentage Interests as Capital Contributions to the Company, and Managing Member shall have the right to make a capital call to call such amounts pursuant to Section 3.06.

(d)    Failure to Pay Portion of Guaranty Payment by a Member. If any Member fails to pay (A) its Proportionate Guaranty Obligation in accordance with Section 3.07(b) or (B) the amounts such Member is required to pay under Section 3.07(c)(iii)(2), as applicable, the non-defaulting Member affiliated with such guarantor may elect to either (X) contribute some or all of the amount incurred by the applicable Guarantor or Completion Guarantor, as applicable, that should have been repaid by the defaulting Member as a capital contribution to the Company (so the Company can reimburse the Guarantor or Completion Guarantor, as applicable), then, in accordance with Section 3.02, the Percentage Interests of the Members shall be adjusted as if the non-defaulting Member contributed 150% of the amount of capital actually contributed by the non-defaulting Member, or (Y) treat such amount incurred by the applicable Guarantor or Completion Guarantor, as applicable that should have been repaid by the defaulting Member as a Default Loan made to the defaulting Member. If KBS Member is the defaulting Member under Sections 3.07(b) or (c)(iii)(2), then the KBS Credit Party shall guaranty KBS Member’s payment obligations under these sections. If the JV Member is the defaulting Member under Sections 3.07(b) or (c)(iii)(2), then the JV Member Credit Party shall guaranty JV Member’s payment obligations under these sections.
(e)    Indemnification. The Company shall indemnify, defend and hold harmless each Guarantor and Completion Guarantor, as applicable, for any and all losses suffered under any Required Guaranty or Construction Guaranty, as applicable, provided that no such indemnification shall be made (and a Guarantor or Completion Guarantor, as applicable, shall reimburse any funds advanced to them in connection with a defense of a claim and indemnify the Company and the other Member) to the extent a court of competent jurisdiction determines that the Member affiliated with such Guarantor is solely liable for the losses suffered under any Required Guaranty or Construction Guaranty, as applicable, pursuant to Section 3.07(c). The KBS Credit Party shall guaranty KBS

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Member’s indemnification obligations under this Section 3.07(e). The JV Member Credit Party shall guaranty JV Member’s indemnification obligations under this Section 3.07(e).
(f)    Effect of Removal of JV Member as Managing Member – Guaranties. If JV Member is removed as Managing Member in accordance with Section 2.06: (i) KBS Member shall use commercially reasonable efforts to have any Guarantor or Completion Guarantor, as applicable, that is an Affiliate of JV Member replaced or removed as a guarantor(s) under any Required Guaranties or Construction Guaranty, as applicable, for liabilities arising from conduct, actions, inactions or events first occurring or arising after the date upon which a successor Managing Member replaces JV Member as Managing Member (but such Guarantor(s) or Construction Guarantor shall not be replaced with respect to conduct, actions, inactions, or events first occurring or arising on or before the date of such replacement) and (ii) to the extent that the Guarantor or Construction Guarantor, is an Affiliate of JV Member and is not replaced or removed as a guarantor under the Required Guaranties or Completion Guarantor, as applicable, as provided in clause (i), KBS Member shall indemnify, defend and hold harmless such Guarantor(s) or Construction Guarantor(s), as applicable for any liabilities arising from conduct, actions, inactions or events first occurring or arising after the date that JV Member is removed as Managing Member, except for any liabilities arising from the conduct, actions or inactions of JV Member, its Affiliates or the Guarantor or Construction Guarantor(s), as applicable, whether or not first arising after the date upon which successor KBS Member replaces JV Member as Managing Member. The KBS Credit Party shall guaranty KBS Member’s indemnification obligations under this Section 3.07(f).
ARTICLE IV
ALLOCATION OF PROFITS AND LOSSES
4.01.    In General.
(a)    Net Profits and Net Losses shall be allocated among the Members in such a manner so as, to the maximum extent possible, to make each Member’s Capital Account as of the close of each year (increased by the Member’s share of “partnership minimum gain” as defined in Treasury Regulation Section 1.704-2(b)(2) and “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(5)) equal the amount that the Member would receive if, as of the close of such year, all the assets of the Company were sold for their Deemed Book Values (as determined immediately before such deemed sale), the proceeds were applied to pay all Company liabilities and the remaining net proceeds were distributed to the Members in accordance with Section 5.01 or 5.02, as then applicable at the time of such allocations. As used in this Agreement, the term “Deemed Book Value” means the book value of the Company’s assets as determined under Treasury Regulation Section 1.704-1(b)(2)(iv) (i.e., the adjusted tax basis of such assets unless the asset was contributed to the capital of the Company or there has been a revaluation of book value under Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and in such latter case the fair market value of such assets on the revaluation date).
(b)    The Company shall maintain “Capital Accounts” for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). The Company shall make all adjustments required under Treasury Regulation Section 1.704-1(b)(2)(iv), including the

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adjustments contained in Section 1.704-1(b)(2)(iv)(g), relating to Section 704(c) property as set forth in Section 4.03, below.
4.02.     Special Allocations.
(a)    Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in partnership minimum gain for a Company taxable year, each Member shall be allocated, before any other allocation of Company items for the taxable year, items of gross income and gain for the year (and, if necessary, for subsequent years) in proportion to, and to the extent of, the amount of the Member’s share of the net decrease in minimum gain during the year as provided in Treasury Regulation Section 1.704-2(f). The income allocated under this Section 4.02(a) in any taxable year shall consist first of gains recognized from the disposition of property subject to one or more nonrecourse liabilities of the Company, and any remainder shall consist of a pro rata portion of other items of income or gain of the Company. The allocation otherwise required by this Section 4.02(a) shall not apply to a Member to the extent not required, as provided in Treasury Regulation Section 1.704-2(f)(2) through (5).
(b)    Qualified Income Offset. Notwithstanding any other provision of this Agreement, if a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases an Adjusted Capital Account Deficit with respect to the Member, items of Company gross income and gain shall be specially allocated to the Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible.
(c)    Gross Income Allocation. If at the end of any Company taxable year, a Member has an Adjusted Capital Account Deficit, the Member shall be specially allocated items of Company income or gain in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible.
(d)    Nonrecourse Deductions. Any “nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(b)(1)) shall be allocated among the Members in accordance with their Percentage Interests.
(e)    Partner Nonrecourse Debt. Notwithstanding any other provision of this Agreement, any “partner nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(i)(2)) shall be allocated to those Members that bear the economic risk of loss for the applicable partner nonrecourse debt, and among those Members in accordance with the ratios in which they share the economic risk, determined in accordance with Treasury Regulation Section 1.704-2(i). If there is a net decrease for a Company taxable year in any partner nonrecourse debt minimum gain, each Member with a share of such partner nonrecourse debt minimum gain as of the beginning of such year shall be allocated items of gross income and gain in the manner and to the extent provided in Treasury Regulation Section 1.704-2(i)(4).
(f)    Adjusted Capital Account Deficit. As used in this Agreement, “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the

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following adjustments: (i) crediting thereto (A) the amount of the Member’s shares of partnership minimum gain and partner nonrecourse debt minimum gain, and (B) the amount of Company liabilities allocated to the Member under Section 752 of the Code with respect to which the Member bears the economic risk of loss (as defined in Treasury Regulation Section 1.752-2(a)), to the extent such liabilities do not constitute partner nonrecourse debt under Treasury Regulation Section 1.752-2 and (ii) reduced by all reasonably expected adjustments, allocations and distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
(g)    Interpretation. The foregoing provisions of this Section 4.02 are intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2 and shall be interpreted consistently with this intention. Any terms used in such provisions that are not specifically defined in this Agreement shall have the meaning, if any, given such terms in the Regulations cited above.
4.03.    Differing Tax Basis; Tax Allocation.
(a)    Except as otherwise provided in this Section 4.03, items of income, gain, loss and deduction of the Company to be allocated for income tax purposes shall be allocated among the Members on the same basis as the corresponding book items are allocated under Sections 4.01 and 4.02.
(b)    Depreciation and/or cost recovery deductions and gain or loss with respect to each item of property treated as contributed to the capital of the Company or revalued under Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Members for federal income tax purposes in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, and for state income tax purposes in accordance with comparable provisions of the applicable law in the state in which the property is located and the regulations promulgated thereunder, so as to take into account the variation, if any, between the adjusted tax basis of such property and its book value (as determined for purposes of the maintenance of Capital Accounts in accordance with this Agreement and Treasury Regulation Section 1.704-1(b)(2)(iv)(g)). For purposes of this Agreement, the term “Code” means the Internal Revenue Code of 1986, as heretofore and hereafter amended form time to time (and/or any corresponding provision of any superseding revenue laws).
ARTICLE V
DISTRIBUTION OF CASH FLOW
5.01.    Distribution of Net Cash Prior to Removal of JV Member as Managing Member for Cause. Prior to any removal of the JV Member as Managing Member for Cause pursuant to Section 2.06 of this Agreement), Net Cash shall be determined and distributed quarterly (or at such other times as are determined in the reasonable discretion of KBS Member, taking into account the reasonable business needs of the Company, which determination shall be made in good faith without a goal of reducing the “promote”) in the following order of priority:
(a)    First, 100% to KBS Member and JV Member, pari passu in proportion to their Percentage Interests (“Pari Passu”), until KBS Member has received an IRR Return of 12% and an Equity Multiple of 1.3;

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(b)    Second, after KBS Member has received an IRR Return of 12% and an Equity Multiple of 1.3 and until distributions under this Section 5.01 have resulted in KBS Member having received an IRR Return of 16%, (i) 80% to the Members Pari Passu, and (ii) 20% to JV Member;
(c)    Third, after KBS Member has received an IRR Return of 16% and until distributions under this Section 5.01 have resulted in KBS Member having received an IRR Return of 20% (i) 70% to the Members Pari Passu, and (ii) 30% to JV Member; and
(d)    Fourth, after KBS Member has received an IRR Return of 20% and thereafter, (i) 65% to the Members Pari Passu, and (ii) 35% to JV Member.
5.02.    Distribution of Net Cash After Removal of the JV Member for Cause. After the removal of the JV Member as Managing Member for Cause pursuant to Section 2.06(b) of this Agreement, KBS Member shall determine on a quarterly basis whether there is sufficient Net Cash so that distributions may be distributed quarterly (or at such other times as are determined in the reasonable discretion of KBS Member, taking into account the reasonable business needs of the Company) to the Members in accordance with their Percentage Interests.
5.03.    Limitation on Distributions. Notwithstanding any other provision contained in this Agreement, the Company shall not make any distributions of Net Cash (or other proceeds) to any Member if such distribution would violate the Act or other applicable law.
5.04.    In-Kind Distribution. Subject to Section 10.06, assets of the Company (other than cash) shall not be distributed in kind to the Members without approval of both Members. In the event of any distribution of real property in kind, each Member hereby waives any right of partition in respect thereof.
5.05.    Tax Distributions. Unless this provision is waived by KBS Member notwithstanding anything to the contrary in Sections 5.01 or 5.02 but to the fullest extent possible consistent with the distribution provisions of this Article V, the Managing Member shall use best efforts to cause the Company to distribute cash to KBS Member by the end of each fiscal year in an amount not less than 100% of the taxable income (including any net capital gain) allocated, directly or indirectly, to KBS Member for federal income tax purposes for each such fiscal year so that KBS Member or any owner of KBS Member that is a REIT may satisfy the requirements of Section 857(a)(1) of the Code for its taxable year with respect to the income and gain allocated to that owner from KBS Member for the taxable year, and otherwise distribute 100% of its taxable income and net capital gain. In addition, notwithstanding anything to the contrary in Sections 5.01 or 5.02 but to the fullest extent possible consistent with the distribution provisions of this Article V, Managing Member shall have the right to cause Company to distribute cash to Managing Member in an amount sufficient to cover Managing Member’s reasonably estimated income tax liability arising from taxable income of the Company allocated to the Managing Member. Any cash distributed to a Member under this Section 5.05 shall be applied against and reduce the next distributions of Net Cash that would otherwise be made to the Member under Section 5.01 or Section 5.02 (as may apply), as if the cash distributed under this Section 5.05 were actually distributed under Section 5.01 or Section 5.02 (as may apply).

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ARTICLE VI
RESTRICTIONS ON TRANSFERS OF COMPANY INTERESTS
6.01.    Limitations on Transfer. Except as set forth in Section 6.02 below, no Member shall be entitled to sell, exchange, assign, transfer or otherwise dispose of, pledge, hypothecate, encumber or otherwise grant a security interest in, directly or indirectly (collectively, a “Transfer”), all or any part of such Member’s Interest, without the prior written consent of the non-transferring Member (which consent may be withheld in such Member’s sole and absolute discretion). Any attempted Transfer in violation of the restrictions set forth in this Article VI shall be null and void ab initio and of no force or effect. Each Member shall indemnify, defend and hold the other Member and the Company harmless from and against any and all costs, expenses and losses associated with any Transfer (including any Permitted Transfer (as defined below)), including without limitation any transfer taxes and any increase in real estate or other taxes incurred as a result of such transfer.
6.02.    Permitted Transfers. Any Member and/or any direct or indirect constituent owner of any Member may transfer all or any portion of such Member’s Interest and/or such constituent owner’s direct or indirect ownership interest in such Member as follows (each a “Permitted Transfer”) to a person or entity described below (a “Permitted Transferee”) without complying with the provisions of Section 6.01:
(a)    Transfer Between Members. Notwithstanding anything stated to the contrary in this Article VI or elsewhere in this Agreement, any Member may sell, assign or otherwise transfer all or any part of its Interest to any other Member on such terms as are agreed to by both Members.
(b)    KBS Member Indirect Transfers. Notwithstanding anything stated to the contrary in this Article VI or elsewhere in the Agreement, any Transfer of equity interests or other interests in KBS Member, or in any of the direct or indirect owners of KBS Member (including, without limitation, KBS SOR II Acquisition V, LLC, KBS SOR US Properties II, LLC, KBS Strategic Opportunity Limited Partnership II or KBS Strategic Opportunity REIT II, Inc.) shall not be prohibited (and shall be expressly permitted) provided that KBS Strategic Opportunity REIT II, Inc. continues to control and own, either directly or indirectly, at least fifty-one percent (51%) of the ownership interests in KBS Member. All such transfers permitted pursuant to this Section 6.02(b) shall be at the sole cost and expense of KBS Member or a KBS Affiliate (defined below) and none of the Managing Member, JV Member or the Company nor any Subsidiary or Affiliate of the Company shall bear any cost with respect thereto.
(c)    KBS Member Transfers. Notwithstanding anything stated to the contrary in this Article VI or elsewhere in this Agreement, KBS Member shall have the right to Transfer all of its Interest (a) to a KBS Affiliate without JV Member’s approval, and (b) to another entity that is not a KBS Affiliate with JV Member’s approval, which approval may be withheld in JV Member’s reasonable discretion, provided, however, it shall not be unreasonable for JV Member to withhold its consent if the proposed transferee is not an institutional investor with an IRR driven business plan or who has been a party to a litigation or action with JV Member or JV Member’s Principal. JV Member’s failure to respond to KBS Member’s request for the approval of a Transfer, which written request for approval shall include a detailed description of the proposed transfer, an organizational chart of the proposed transferee and a biography of the proposed transferee, within

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ten (10) business days following delivery of KBS Member’s written request for such consent (the “Consent Period”) shall be deemed to constitute JV Member’s consent. A “KBS Affiliate” is any entity in which at least fifty-one percent (51%) of the ownership interests is owned, directly or indirectly, through one or more intermediaries, by KBS Strategic Opportunity REIT II, Inc. All such transfers permitted pursuant to this Section 6.02(c) shall be at the sole cost and expense of KBS Member or a KBS Affiliate and none of the Managing Member, JV Member or the Company nor any Subsidiary or Affiliate of the Company shall bear any cost with respect thereto. Notwithstanding anything to the contrary contained herein, in the event KBS Member elects to transfer KBS Member’s Interest to an entity that is not a KBS Affiliate, JV Member may, during the Consent Period, require, as a condition of its consent to the transaction (which KBS Member hereby agrees is a condition precedent to the consummation of the transaction) that the third-party also purchase all of JV Member’s Interest on the same terms, including the same purchase price (adjusted for the different percentages of Interest) as those offered to KBS Member.
(d)    JV Member Transfers. Notwithstanding anything stated to the contrary in this Article VI or elsewhere in the Agreement, any direct or indirect constituent owner of JV Member may transfer all or any portion of such constituent owner’s direct or indirect ownership interest in JV Member so long as JV Member Principal, or if JV Member Principal dies or becomes incapacitated, either Matthew Ellis or Bruce Slovin, continues to directly or indirectly have the power to direct management decisions of the JV Member and the Slovin Family continues to own, directly or indirectly, at least eighty percent (80%) of the ownership interests in JV Member. All such transfers permitted pursuant to this Section 6.02(d) shall be at the sole cost and expense of JV Member and none of KBS Member, the Company nor any Subsidiary or Affiliate of the Company shall bear any cost with respect thereto. As used in this Agreement, the term “Slovin Family” means (i) Bruce Slovin, Karl Slovin, Eric Slovin, and Karen French, and the respective lineal descendants of the aforesaid whether by birth or adoption (ii) any business entity which is wholly owned and controlled by anyone listed in subclause (i) or, (iii) a trust in which substantially all of the beneficial interests are held by one (1) or more members of listed in subclause (i).
In the event of any Permitted Transfer, any such Permitted Transferee shall receive and hold such Interest, such ownership interest or portion thereof subject to the terms of this Agreement and to the obligations hereunder of the transferor and there shall be no further transfer of such Interest, such ownership interest or portion thereof except to a person or entity to whom such Permitted Transferee could have transferred such Interest, such ownership interest or portion thereof in accordance with this Section 6.02 had such Permitted Transferee originally been a Member or a constituent owner of a Member as of the date hereof or otherwise in accordance with the terms of this Agreement. Notwithstanding any provision of this Agreement to the contrary, no Member and/or any direct or indirect constituent owner of any Member shall transfer all or any portion of such Member’s Interest or permit the transfer of any direct or indirect ownership interest in such Member if such transfer would be a default under any Financing.
6.03.    Admission of Substituted Members. If any Member transfers such Member’s Interest to a transferee in accordance with Sections 6.01 or 6.02, then such transferee shall only be entitled to be admitted into the Company as a substituted Member if (i) the non-transferring Member approves such admission in writing and this Agreement is amended to reflect such admission; (ii)

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the non-transferring Member approves the form and content of the instrument of transfer, such approval not to be unreasonably withheld; (iii) the transferor and transferee named therein execute and acknowledge such other instruments as the non-transferring Member may deem reasonably necessary to effectuate such admission; (iv) the transferee in writing accepts and adopts all of the terms and conditions of this Agreement, as the same may have been amended; (v) the transferor pays, as the non-transferring Member may reasonably determine, all reasonable expenses incurred in connection with such admission, including, without limitation, legal fees and costs; and (vi) to the extent required the lender under any Financing has consented to such transfer. To the maximum extent permitted by applicable law, any transferee of an Interest who does not become a substituted Member shall have no right to require any information or account of the Company’s transactions, to inspect the Company books, or to vote on any of the matters as to which a Member would be entitled to vote under this Agreement. Any such transferee shall only be entitled to share in such Net Profits and Net Losses, to receive such distributions, and to receive such allocations of income, gain, loss, deduction or credit or similar items to which the transferor was entitled, to the extent transferred. A Member that transfers such Member’s Interest pursuant to Section 6.02 shall not cease to be a Member of the Company until the admission of the transferee as a substituted Member in accordance with this Agreement and, except as provided in the preceding sentence, shall continue to be entitled to exercise, and shall continue to be subject to, all of the other rights, duties and obligations of such Member under this Agreement.
6.04.    Election; Allocations Between Transferor and Transferee. Upon the transfer of the Interest of any Member or the distribution of any property of the Company to a Member, the Company shall file, in the reasonable discretion of the Members, an election in accordance with applicable Treasury Regulations, to cause the basis of the Company property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code. Upon the transfer of all or any part of the Interest of a Member as hereinabove provided, Net Profits and Net Losses shall be allocated between the transferor and transferee on the basis of a computation method that is in conformity with the methods prescribed by Section 706 of the Code and Treasury Regulation Section 1.706-1(c)(2) and approved by the Members affected by the method.
6.05.    Waiver of Withdrawal and Purchase Rights. In accordance with the Act, each Member acknowledges and agrees that such Member may not voluntarily withdraw, resign or retire from the Company without the prior written consent of each other Member, which consent may be withheld in each such other Member’s sole and absolute discretion. Each Member further acknowledges and agrees that such Member shall not be entitled to receive the fair market value of such Member’s Interest in the Company pursuant to the Act.
ARTICLE VII
MEMBERS’ RIGHT TO CAUSE SALE OF THE PROJECT
7.01.    Member’s Right to Sell Project.
(a)    At any time after (i) the second anniversary of the date of this Agreement with respect to the KBS Member, and (ii) the fourth anniversary of the date of this Agreement with respect to the JV Member, each Member (the “Offering Member”) shall have the continuing right to solicit offers from third parties to sell the Project; provided that prior to soliciting any such offers

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the Offering Member shall provide written notice (a “Sale Notice”) to the other Member (the “Purchasing Member”) of its intent to solicit offers for the Project. The Sale Notice shall set forth the proposed sales price of the Project (the “Proposed Project Value”). For forty-five (45) days following receipt of a Sale Notice, the Purchasing Member may elect to buy the Offering Member’ Interest in the Company (a “Purchase Election”) in lieu of having the Project sold. If a Purchase Election is timely made, the purchase price for the Offering Member’s Interest shall be the amount the Offering Member would receive if the Project were to be sold for the Proposed Project Value and the proceeds distributed upon a liquidation of the Company had the Project been sold for the Proposed Project Value as provided in this Agreement. The closing of the purchase and sale of the Offering Member’s Interest in the Company shall take place on a date agreed upon by the Members, which date may not be later than sixty (60) days following the date of the Purchase Election (the “Purchase Closing Date”). To be effective, the Purchase Election must be accompanied by (a) a non-refundable (but applicable to the purchase price) cash deposit (the “Member Deposit”) to an escrow agent appointed by the Offering Member equal to five percent (5%) of the Proposed Project Value, and (b) a draft sales agreement (“Member Purchase Agreement”) to be executed by the Offering Member and the Purchasing Member containing such terms to which such parties may agree that are consistent with the provisions of this Section 7.01 and that provides for the transfer of the Offering Member's Interest in the Company to such Purchasing Member free and clear of all liens, encumbrances and similar claims. The Offering Member and the Purchasing Member shall use their good faith diligent efforts to execute the Member Purchase Agreement within ten (10) business days thereafter. Notwithstanding anything stated to the contrary herein, if the parties are unable to agree upon the Member Purchase Agreement within thirty (30) days after the Purchase Election after good faith and diligent efforts to do so then the Offering Member shall have the right to terminate the Purchase Election, and upon the return of the Member Deposit to the Purchasing Member, the Offering Member shall have the right to cause the Company to sell the Project pursuant to this Section 7.01. In the event the Purchasing Member fails to close the purchase of the Offering Member's Interests on or before the Purchase Closing Date (other than by reason of a default by the Offering Member) (a “”Purchase Default Event”), the Offering Member shall have the right to terminate the Member Purchase Agreement and retain the Member Deposit as liquidated damages, and the Member Purchase Agreement shall so provide, and thereafter, the Offering Member shall have the right to cause the Company to sell the Project pursuant to this Section 7.01 subject to the restriction’s set forth in Sections 7.01(b) and (c).
(b)    If a Purchase Election is not timely made or if a Purchase Default Event has occurred, the Offering Member shall have the right to retain brokers on behalf of the Company and to advertise the Project for sale and consummate a sale of the Project so long as such sale is consummated in two hundred forty (240) days after the expiration of the Purchase Election and which sale price shall be no less than ninety five (95%) percent of the Proposed Project Value. The Offering Member shall keep the other Member informed of the progress of the sale of the Project. The Members shall cooperate in connection with the sale of the Project and Managing Member shall execute such documents (in its capacity as a Member in the Company, and/or as the Managing Member, as applicable) as may be reasonably required to effectuate the sale of the Project; provided that the Members and Managing Member shall not be exposed to any personal liability. In the event the Offering Member is unable to close the sale of the Project within two hundred forty (240) days after the expiration of the Purchase Election, then the Offering Member’s right to sell the Project

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shall expire and any future sale shall be subject to the terms of Section 7.01(a). JV Member hereby irrevocably constitutes and appoints KBS Member as its agent and attorney-in-fact, coupled with an interest, for the purpose of executing and delivering any documents required to be executed and delivered by Managing Member (in its capacity as a member in the Company and, so long as it is the Managing Member, as the Managing Member of the Company) pursuant to this Section 7.01 in the event Managing Member fails or refuses to execute the same upon the request of KBS Member.
(c)    Notwithstanding the foregoing and provided that a Purchase Default Event has not occurred, if as a result of the Offering Member’s marketing efforts, the Offering Member receives a bona fide offer from a third party purchaser and desires to sell the Project in a sale that will result in a purchase price that is less than ninety five percent (95%) of the Proposed Project Value, the Offering Member shall deliver a revised Sale Notice to the Purchasing Member, which shall set forth the new proposed sales price for the Project, and the Purchasing Member shall have twenty (20) business days following receipt of the revised Sale Notice to make a Purchase Election in the manner described in Section 7.01(a) above in lieu of having the Project sold. If a Purchase Election with respect to the revised Sale Notice is not timely made, the Offering Member shall have the right to cause the Company and its Subsidiary to sell the Project pursuant to Section 7.01(b). If a Purchase Election is timely made with respect to the revised Sale Notice, the Members shall follow the procedures set forth in Section 7.01(a) above; provided, however, that references to Proposed Project Value shall instead refer to the Proposed Project Value set forth in the revised Sale Notice. If a Purchase Election is timely made and a Purchase Default Event occurs, the Offering Member shall be entitled to retain the Member Deposit, and Offering Member shall be thereafter be entitled to sell the Project pursuant to this Section 7.01 without further restriction.
ARTICLE VIII
DISSOLUTION AND WINDING UP OF THE COMPANY
8.01.    Events Causing Dissolution of the Company. Upon any Member’s bankruptcy, retirement, resignation, expulsion or other cessation to serve or the admission of any new member into the Company, the Company shall not dissolve, but the business of the Company shall continue without interruption and without any break in continuity. The Company shall be dissolved and its affairs wound up upon the first to occur of: (i) the sale, transfer or other disposition by the Company of all or substantially all of its assets and the collection by the Company of any and all Net Cash derived therefrom; (ii) the agreement of the Members to dissolve the Company; or (iii) the entry of a decree of judicial dissolution pursuant to the Act.
8.02.    Winding Up of the Company. Upon the Liquidation of the Company caused by other than the termination of the Company under Code Section 708(b)(1)(B) (in which latter case the Company shall remain in existence in accordance with the provisions of such Section of the Code), the Managing Member shall proceed to the winding up of the affairs of the Company. During such winding up process, the Net Profits, Net Losses and Net Cash distributions shall continue to be shared by the Members in accordance with this Agreement. The assets shall be liquidated as promptly as consistent with obtaining a fair value therefor, and the proceeds therefrom, to the extent available, shall be applied and distributed by the Company on or before the end of the taxable year of such Liquidation or, if later, within ninety (90) days after such Liquidation, in the

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following order: (i) first, to creditors of the Company (including Members who are creditors in the order of priority as provided by law including, without limitation, any Members that have made Member Loans); (ii) second, to the setting up of any reserves which KBS Member determines, in its reasonable discretion, are necessary for any contingent, conditional or unmatured liabilities or obligations of the Company (which shall be distributed at such time as is determined in the reasonable discretion of KBS Member); and (iii) the balance, if any, to the Members in accordance with the distribution schedule of Section 5.01 or Section 5.02, as then applicable at the time of such Liquidation. Such distribution shall be made by the date specified in Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2). As used in this Agreement, the term “Liquidation” means (i) in respect to the Company the earlier of the date upon which the Company is terminated under Code Section 708(b)(1)(A) or the date upon which the Company ceases to be a going concern (even though it may continue in existence for the purpose of winding up its affairs, paying its debts and distributing any remaining balance to its Members), and (ii) in respect to a Member wherein the Company is not in Liquidation, means the liquidation of a Member’s interest in the Company under Treasury Regulation Section 1.761-1(d).
8.03.    Negative Capital Account Restoration. No Member shall have any obligation whatsoever upon the Liquidation of such Member’s Interest, the Liquidation of the Company or in any other event, to contribute all or any portion of any negative balance in such Member’s Capital Account to the Company, to each other Member or to any other person or entity.
ARTICLE IX
BOOKS AND RECORDS
9.01.    Books of Account and Bank Accounts. The fiscal year and taxable year of the Company shall be the year ending December 31. Managing Member shall: (i) maintain all of the books and records of the Company on an accrual basis in accordance with generally accepted accounting principles, consistently applied and (ii) provide operating reports and financial statements to the Members not less frequently than once each month summarizing the operating activities of the Company during the immediately preceding calendar month and on a year-to-date basis, any material deviations from the Business Plan or the Annual Budget during such preceding calendar month, and such other information as is reasonably requested by any Member, all by the fifteenth (15th) day of each succeeding calendar month. During normal business hours at the Project, on not less than five (5) business days prior notice, all of the following shall be made available for inspection and copying by all of the Members at their own expense for any purpose reasonably related to each such Member’s Interest in the Company: (i) all books and records kept by JV Member relating to the business and financial condition of the Company, (ii) intentionally omitted, (iii) a copy of this Agreement, the Certificate of Formation and all amendments thereto, together with executed copies of any written powers-of-attorney pursuant to which this Agreement, the Certificate of Formation and all amendments thereto have been executed, (iv) the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member to the capital of the Company and which each Member has agreed to contribute in the future, and (v) the date upon which each Member became a Member of the Company.

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9.02.    Audits. KBS Member is indirectly owned by a non-traded public REIT. As such, KBS Member is obligated to make disclosures to the Securities and Exchange Commission and to maintain its books and records and establish certain controls and test such controls for its investments. KBS Member shall have the right to conduct audits of the books and records and operations of the Company and its Subsidiaries from time to time, which may be on a regular basis or on a periodic basis as the KBS Member determines may be necessary. Such audits may be performed by KBS Member personnel and its outside auditors, which is currently Ernst & Young. The costs of such audits incurred by KBS Member shall be borne by KBS Member. Managing Member shall cooperate with each such audit and shall cause Property Manager to cooperate with such audit, which cooperation shall include, without limitation, making the materials and information requested available to KBS Member and the necessary personnel available to KBS Member to answer questions and inquiries and to provide any follow-up information or materials in response to such questions or inquiries. KBS Member acknowledges that Managing Member will not have obtained a SOC1 report that covers a date prior to February 1, 2017.
9.03.    Tax Returns. Managing Member shall cause to be prepared and timely filed and distributed to each Member, at the expense of the Company (and prepared by an accounting firm approved pursuant to Section 2.02(bb) above), all required federal and state Company tax returns, which shall be delivered to the Members by no later than March 31 each year; provided however, in the event that it is not possible for Managing Member to have such materials by said date using best efforts to meet the deadline, Managing Member shall: (i) notify the other Members by March 15 that such materials will not be available, (ii) deliver estimated drafts of such information to the other Members by March 31, and (iii) deliver all such information to the other Members by June 30 of said year. Managing Member shall not file any tax return on behalf of the Company without the prior written approval of KBS Member; provided that if the KBS Member shall not respond to a written request to approve a tax return within ten (10) days prior to the final filing date for such tax return the KBS Member shall be deemed to have approved such tax return.
9.04.    Tax Matters.
(a)    Tax Matters Partner. JV Member is designated as the initial “Tax Matters Partner” of the Company as provided in Section 6231(a)(7) of the Code and corresponding provisions of applicable state law. This designation is effective only for the purpose of activities performed pursuant to the Code, corresponding provisions of applicable state law, the applicable laws of any non-U.S. jurisdiction (and political subdivisions thereof), and under this Agreement. The Tax Matters Partner shall inform the Members before making any material decision or taking any material action. In addition, the Tax Matters Partner shall (a) provide the Internal Revenue Service with the information required to provide the notices contemplated in Section 6223(a) of the Code, and (b) keep the Members informed of all material information pertaining to all administrative and judicial proceedings involving taxes and provide timely notice of all administrative adjustments with respect thereto. The Tax Matters Partner shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred in its capacity as Tax Matters Partner. KBS Member may replace the Tax Matters Partner with any entity appointed by KBS Member (including KBS Member) at any time after the occurrence of a Removal Event.

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(b)    Partnership Representative. JV Member is designated as the “partnership representative” of the Company under section 6223 of the Code (as modified by the Bipartisan Budget Act of 2015, as amended (and any comparable provisions of state or local tax law) (the “BB Act”)) (the “Partnership Representative”); provided, however, the Partnership Representative shall consult with KBS Member and obtain KBS Member’s consent (not to be unreasonably withheld, conditioned or delayed) before taking any binding action with respect to this clause (b) or otherwise with respect to any tax matters that either (A) could reasonably be expected to adversely impact KBS Member or its direct or indirect owners or (B) is material and made pursuant to tax audit provisions of the BB Act (other than an election to apply sections 6226 of the Code to the Company). Furthermore, to the maximum extent permitted by applicable law, the Partnership Representative shall have the same obligations, be subject to the same restrictions and limitations, and granted the rights and protections in each case, as imposed on or granted to the Tax Matters Partner pursuant to this Section 9.04. In addition, unless the KBS Member provides otherwise, the Partnership Representative shall make an election on behalf of the Company to treat a “Partnership Adjustment” as an adjustment to be taken into account by each Member in accordance with Section 6226(b) of the Code as modified by the BB Act. KBS Member may replace the Partnership Representative with any entity appointed by KBS Member (including KBS Member) at any time after the occurrence of a Removal Event.
(c)    In the event the Company incurs any liability for taxes, interest or penalties pursuant to the BB Act: (A) each Member (including any former Member, it being understood that this Section 9.04(c) shall survive the transfer by any Member of its Interest) shall pay the amount attributable to such Member (or former Member) as determined in good faith by KBS Member, and such payment shall not be treated as a capital contribution hereunder for any purpose; (B) any amount not paid within five (5) days following request from the Partnership Representative shall accrue interest at the rate of ten percent (10%) per annum, compounded quarterly, until paid, and such Member (or former Member) shall also be liable to the Company for any damages resulting from a delay in making such payment beyond the date such payment is requested by the Partnership Representative (for this purpose the fact that the Company could have paid this amount with other funds shall not be taken into account in determining such damages); (C) without reduction in a Member’s (or former Member’s) obligation under clauses (A) or (B) of this Section 9.04(c), any amount paid by the Company that is attributable to a Member (or former Member), and that is not paid by such Member pursuant to clauses (A) or (B) of this Section 9.04(c), shall be treated for purposes of Article V as a distribution to such Member (or former Member) (including for purposes of maintaining Capital Accounts), and the Company may deduct from, and set off against, any distribution or other amount otherwise due or payable to a Member (or former Member) by the Company pursuant to this Agreement or otherwise, the payment obligations of such Member (or former Member) under clauses (A) or (B) of this Section 9.04(c).
ARTICLE X
MISCELLANEOUS
10.01.    Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be delivered or sent, as the case may be, by any of the following methods: (i) personal delivery, (ii) overnight commercial carrier, (iii) registered or

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certified mail, postage prepaid, return receipt requested, or (iv) telecopy or facsimile. Any such notice or other communication shall be deemed received and effective upon the date of acceptance or rejection of delivery. Any notice or other communication sent by cable, telex, or telecopy must be confirmed within 48 hours by letter mailed or delivered in accordance with the foregoing. Any reference herein to the date of receipt, delivery, or giving, or effective date, as the case may be, of any notice or communication shall refer to the date such communication becomes effective under the terms of this Section 10.01. Any such notice or other communication so delivered shall be addressed to the party to be served at the address for such party set forth on Exhibit A attached hereto. Such addresses may be changed by giving written notice to the other parties in the manner set forth in this Section 10.01. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of notice or other communication sent.
10.02.    Construction of Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes any prior or contemporaneous understanding, correspondence, negotiations or agreements between them respecting the within subject matter. No alteration, modification or interpretation hereof shall be binding unless in writing signed by all of the Members (and the KBS Credit Party and the JV Member Credit Party, as applicable, if such modification would affect such credit party’s obligations under the Agreement). The Article and Section headings of this Agreement are used herein for reference purposes only and shall not govern, limit, or be used in construing this Agreement or any provision hereof. Any Exhibit attached hereto is incorporated herein by this reference and expressly made a part of this Agreement for all purposes. Time is of the essence of this Agreement. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, and all rights, duties, obligations and remedies shall be governed by the Act without regard to principles of conflict of laws. If any legal action is brought by any Member against any other Member that arises out of this Agreement, then the prevailing Member in such legal action shall be entitled to recover reasonable attorneys’ fees and costs. Subject to the restrictions set forth in Articles VI and VII, and Section 10.04, this Agreement shall inure to the benefit of and shall bind the parties hereto and their respective personal representatives, successors, and assigns. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Members and their respective successors and assigns, and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other party, whomsoever, deemed to be a third-party beneficiary of this Agreement. Each of the Exhibits attached hereto is incorporated herein by this reference and expressly made a part of this Agreement for all purposes. References to any Exhibit made in this Agreement shall be deemed to include this reference and incorporation. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement, but all of which shall constitute a single Agreement, binding on the parties hereto. Where the context so requires, the use of the neuter gender shall include the masculine and feminine genders, the masculine gender shall include the feminine and neuter genders, and the singular number shall include the plural and vice versa. The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart. Every provision of this Agreement is intended to be severable. Each Member acknowledges that (i) each Member is of equal bargaining strength and (ii) each Member has actively participated in the drafting, preparation and negotiation of this Agreement. The Recitals set forth

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at the beginning of this Agreement are a material part of this Agreement and are incorporated into this Agreement.
10.03.    Partnership Intended Solely for Tax Purposes. The Members have formed the Company as a Delaware limited liability company under the Act, and do not intend to form a corporation or a general or limited partnership under Delaware or any other state law. The Members do not intend to be shareholders and/or partners to one another or to any third party. The Members intend the Company to be classified and treated as a partnership solely for federal and state income taxation purposes. Each Member agrees to act consistently with the foregoing provisions of this Section 10.03 for all purposes, including, without limitation, for purposes of reporting the transactions contemplated herein to the Internal Revenue Service and all state and local taxing authorities.
10.04.    Investment Representations. Each Member agrees as follows with respect to investment representations:
(a)    Each Member understands:
(i)    That the Interests in the Company evidenced by this Agreement have not been registered under the Securities Act of 1933, 15 U.S.C. § 15b et seq., or any state securities laws (collectively, the “Securities Acts”) because the Company is issuing Interests in the Company in reliance upon the exemptions from the registration requirements of the Securities Acts providing for issuance of securities not involving a public offering;
(ii)    That the Company has relied upon the representation made by each Member that such Member’s Interest in the Company is to be held by such Member for investment; and
(iii)    That exemption from registration under the Securities Acts would not be available if any Interest in the Company was acquired by a Member with a view to distribution. Each Member agrees that the Company is under no obligation to register the Interests in the Company or to assist the Members in complying with any exemption from registration under the Securities Acts if the Member should at a later date wish to dispose of such Member’s Interest in the Company.
(b)    Each Member hereby represents to the Company that such Member is acquiring such Member’s Interest in the Company for such Member’s own account, for investment and not with a view to the resale or distribution of such Interest (except for any transfers made in accordance with the provisions of Article VI).
(c)    Each Member recognizes that no public market exists with respect to the Interests and no representation has been made that such a public market will exist at a future date.
(d)    Each Member hereby represents that such Member has not received any advertisement or general solicitation with respect to the sale of the Interests.

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(e)    Each Member acknowledges that such Member has a preexisting personal or business relationship with the Company or its officers or principal Interest holders, or, by reason of such Member’s business or financial experience or the business or financial experience of such Member’s financial advisors (who are not affiliated with the Company), could be reasonably assumed to have the capacity to protect such Member’s own interest in connection with the purchase of such Member’s Interest. Each Member further acknowledges that such Member is familiar with the financial condition and prospects of the Company’s business, and has discussed with each other Member the current activities of the Company. Each Member believes that the Interests are securities of the kind such Member wishes to purchase and hold for investment, and that the nature and amount of the Interests to be acquired by such Member is consistent with such Member’s investment program.
(f)    Before acquiring any Interest in the Company, each Member has investigated the Company and its business and the Company has made available to each Member all information necessary for the Member to make an informed decision to acquire an Interest in the Company. Each Member considers itself to be a person possessing experience and sophistication as an investor adequate for the evaluation of the merits and risks of the Member’s investment in the Company.
(g)    Each Member understands the meaning and consequences of the representations, warranties and covenants made by such Member set forth herein and that the Company has relied upon such representations, warranties and covenants. Each Member hereby indemnifies, defends, protects and holds wholly free and harmless the Company and each other Member from and against any and all losses, damages, expenses or liabilities arising out of the breach and/or inaccuracy of any such representation, warranty and/or covenant. All representations, warranties and covenants contained herein and the indemnification contained in this Section 10.04(g) shall survive the execution of this Agreement, the formation of the Company, and the liquidation of the Company.
10.05.    Waiver of Conflict of Interest. The Company is not represented by separate counsel; provided, however, in connection with the formation of the Company and the drafting and negotiation of this Agreement, JV Member and the Company (and not KBS Member) have been represented by Goldfarb & Fleece LLP, Attention, Robert Zimmermann, and KBS Member (and not JV Member or the Company) has been represented by Sheppard Mullin Richter & Hampton, LLP, Attention, Scott Morehouse. To the extent that the foregoing representation constitutes a conflict of interest, the Company and each Member hereby expressly waive any such conflict of interest. Upon creation of the Company, the Company shall only be represented by counsel in accordance with Section 2.02 above.
10.06.    Section 1031 Exchange. Subject to the provisions of this Section 10.06, each Member agrees to take any and all actions reasonably necessary to accommodate each other Member in effectuating a like-kind exchange pursuant to Section 1031 of the Code prior to the negotiation of or in connection with any proposed sale of all or any portion of the Project and any purchase and sale of a Member’s Interest pursuant to Article VII or otherwise including, without limitation, allowing any Member to cause the Company to make an in-kind distribution of a portion of the Project to such Member (and/or any Affiliate thereof). In furtherance of the foregoing, each Member

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hereby agrees to execute any and all deeds, documents and/or other instruments that may be required to distribute and vest an undivided interest in the Project in such Member and/or otherwise necessary to effect such Code Section 1031 exchange, provided that (i) the distribution and exchange of such portion of the Project does not reduce the cash proceeds that otherwise would be distributed to any non-exchanging Member from the sale of the Project; (ii) the distribution and exchange does not materially delay or otherwise adversely affect the closing of any such sale of the Project; (iii) the exchanging Member pays any and all additional costs, fees, and/or expenses, including, without limitation, attorneys’ fees and costs incurred as a result of the proposed distribution and exchange; and (iv) there is no additional loss, cost or damage incurred (or which may be incurred) by the Company or any non-exchanging Member as a direct consequence of the distribution and exchange. In addition, nothing contained herein shall obligate any Member to offer to any other Member any interest in any particular Code Section 1031 exchange structured by the exchanging Member.
10.07.    Outside Activities. Any Member may engage in business efforts and affairs which are not related to the Company, and will not be precluded from owning and operating other businesses and/or real estate projects and neither the Company nor the other Members shall have any interest in such business or real estate projects. No Member shall have any obligations (fiduciary or otherwise) with respect to the Company or the other Members insofar as making other investment opportunities available to the Company or to the other Members. Except as provided above, the Members may, notwithstanding the existence of this Agreement, engage in whatever activities they may choose, whether the same are competitive with the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company or to the other Members. Neither this Agreement nor any activities undertaken pursuant hereto shall prevent a Member from engaging in such activities.
10.08. Tax Consequences. Each Member acknowledges and agrees that it has relied fully upon the advice of its own legal counsel and/or accountant in determining the tax consequences of this Agreement and the transactions contemplated hereby and not upon the representations or advice by any other Member.
ARTICLE XI
REIT PROTECTION
11.01.    Certain Definitions. For the purposes of this Article XI, the following terms shall have the following meanings:
(a)    “KBS” shall mean KBS Member as defined in the recitals hereto and KBS Strategic Opportunity REIT, Inc., a Maryland corporation that has elected to be taxable for federal income tax purposes as a real estate investment trust under the Code (herein, a “REIT”); and/or any subsidiary or affiliate of KBS.
(b) “REIT Prohibited Transactions” shall mean any action specified in Section 11.02.
11.02.    Prohibited Transactions. Unless expressly defined herein, all capitalized terms used herein shall have the meaning ascribed to such terms in this Agreement. Notwithstanding

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anything to the contrary contained in this Agreement, during the time KBS is a Member of the Company, neither the Company nor any Subsidiary nor the Managing Member nor any other Member of the Company, shall take any of the following actions:
(a)    Entering into any lease or permitting any sublease that provides for rent based in whole or in part on the income or profits of any person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any person without reduction for any sublessor costs;
(b)    Leasing personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease, determined as set forth in Section 856(d)(1) of the Code;
(c)    Acquiring or holding debt (other than Member Loans and Default Loans) unless (a) the amount of interest income received or accrued by the Company (directly or indirectly) under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, and (b) the debt is fully secured by mortgages on real property or on interests in real property;
(d)    Acquiring or holding more than 10% of the outstanding voting securities of any one issuer other than a corporation that has properly elected to be a “taxable REIT subsidiary” of KBS;
(e)    Acquiring or holding more than 10% of the total value of the outstanding securities (debt or equity) of any one issuer other than a corporation that has properly elected to be a “taxable REIT subsidiary” of the REIT;
(f)    Making an election or taking any action that would cause the Company to be treated as (i) an entity that is not classified as a partnership for federal income tax purposes or (ii) a publicly traded partnership as defined in Section 7704 of the Code;
(g)    Entering into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of the properties that are owned, directly or indirectly, by the Company other than (i) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the properties are located where such services are either provided by (a) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company does not, directly or indirectly, derive revenue or (b) a taxable REIT subsidiary of KBS (as defined in Section 856(l) of the Code) who is adequately compensated for such services or (ii) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the Company’s Subsidiary’s tenants);

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(h)    Holding cash of the Company or any Subsidiary for operations or distribution in any manner other than a traditional bank checking or savings account, or money market account; or
(i)    Entering into any agreement where income or gain, as applicable, received or accrued by the Company under such agreement, directly or indirectly, (a) does not qualify as “rents from real property” within the meaning of Section 856 of the Code, (b) does not qualify as “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Section 856 of the Code or (c) constitutes income from a sale of “inventory” or “stock in trade” or property held “primarily for sale to customers” in the ordinary course of trade or business of the Company within the meaning of Section 1221(a)(1) of the Code other than a sale that would qualify under the Section 857(b)(6)(C) “safe harbor” with respect to KBS.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.
“JV MEMBER”
NOHO COMMONS PACIFIC INVESTORS LLC,
a Delaware limited liability company

By:    Slovin Properties, Inc.
A Delaware corporation, its Manager

By: /s/ Karl Slovin
Karl Slovin, President

Solely as to express its agreement in Sections 3.01 and 3.07:
“JV MEMBER CREDIT PARTY”
KEK FAMILY HOLDINGS, LLC,
a Delaware limited liability company

By:     /s/ Robert Zimmerman
Robert Zimmerman, Manager

SMRH:479102057.10	47

“KBS MEMBER”
KBS SOR II LOFTS AT NOHO COMMONS JV, LLC,
a Delaware limited liability company
By:     KBS SOR II ACQUISITION V, LLC,
a Delaware limited liability company,
its sole member
By:     KBS SOR US PROPERTIES II, LLC,
a Delaware limited liability company,
its sole member
By:    KBS STRATEGIC OPPORTUNITY                 LIMITED PARTNERSHIP II,
a Delaware limited partnership,
its sole member
By:    KBS STRATEGIC OPPORTUNITY                 REIT II, INC.,
a Maryland corporation,
its sole general partner
By:     /s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer

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Solely as to express its agreement in Sections 3.01 and 3.07
“KBS CREDIT PARTY”
KBS SOR US PROPERTIES II, LLC,
a Delaware limited liability company

By:	KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP II, a Delaware limited partnership, its sole member

By:	KBS STRATEGIC OPPORTUNITY REIT II, INC., a Maryland corporation, its sole general partner

By:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer

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EXHIBITS:

Exhibit A	NAMES AND ADDRESS, PERCENTAGE INTERESTS OF THE MEMBERS
Exhibit B    BUSINESS PLAN
Exhibit C    ANNUAL BUDGET
Exhibit C-1    ESTIMATED RENOVATION BUDGET
Exhibit D    FORM OF MANAGEMENT AGREEMENT
Exhibit E    FORM OF ASSET MANAGEMENT AGREEMENT
Exhibit F    SCHEDULE OF SOURCES AND USES OF FUNDS
Exhibit G    ORGANIZATIONAL CHART OF THE COMPANY

SMRH:479102057.10	Exhibits

EXHIBIT A
NAMES, ADDRESSES, PERCENTAGE INTERESTS
OF THE MEMBERS

Names and Addresses of the Members:	Percentage Interest
KBS SOR II Lofts at NoHo Commons JV, LLC c/o KBS Capital Advisors LLC 620 Newport Center Drive, Suite 1300 Newport Beach, CA 92660	90%
NoHo Commons Pacific Investors LLC c/o M West Holdings, LLC 13949 Ventura Blvd., Suite 350 Sherman Oaks, CA 91423	10%

SMRH:479102057.10	Exhibits A

EXHIBIT B
BUSINESS PLAN
At least five (5) business days before the Property Closing, the Members will agree upon the Business Plan and attach as Exhibit B (or otherwise amend this Agreement to reflect the approval of the Business Plan).

SMRH:479102057.10	Exhibit B

EXHIBIT C
ANNUAL BUDGET
At least five (5) business days before the Property Closing, the Members will agree upon the initial Annual Budget and attach as Exhibit C (or otherwise amend this Agreement to reflect the approval of the initial Annual Budget).

SMRH:479102057.10	Exhibit C

EXHIBIT C-1
RENOVATION BUDGET
At least five (5) business days before the Property Closing, the Members will agree upon the Renovation Budget and attach as Exhibit C-1 (or otherwise amend this Agreement to reflect the approval of the Renovation Budget).

SMRH:479102057.10	Exhibit C-1

EXHIBIT D
FORM OF MANAGEMENT AGREEMENT
See Attached.

SMRH:479313063.2

PROPERTY MANAGEMENT AGREEMENT

This Property Management Agreement (this “Agreement”), dated ______ ___, 2016, is made between NoHo Commons Pacific Owner LLC, a Delaware limited liability company (“Owner”), and Polaris Property Management LLC, a California limited liability company (“Manager”).

RECITALS

Owner is the owner of a residential apartment complex commonly known as the Lofts at NoHo Commons, located at 11136 Chandler Boulevard in North Hollywood, City of Los Angeles, State of California (the “Project”).

Owner desires to employ Manager in the management and operation of the Project, and Manager is willing to accept such engagement on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, Owner and Manager agree as follows:

ARTICLE I
DEFINITIONS

In addition to terms defined in other provisions of this Agreement, the following terms shall have the following meanings when used in this Agreement:

1.01.    Term. The term of this Agreement shall commence on the Commencement Date and shall, continue for so long as NoHo Commons Pacific Investors, LLC (“MWEST Member”) is the Managing Member of Owner’s sole member, KBS SOR II LOFTS AT NOHO COMMONS, LLC (the “Venture”), unless sooner terminated by either party in accordance with Article VII.

1.02.    Operating Account. An account in the name of Owner maintained with an FDIC-insured bank designated by Manager and approved by Owner.

1.03.    Working Capital Reserve. A cash reserve, to be available to Manager during the Term hereof in connection with the operation of the Project in accordance with the terms hereof, equal to the amount budgeted for the first full month of each Fiscal Year for (a) the management fee under Section 3.01, (b) the Personnel Costs (as defined in Section 2.04(d)) for Project Employees (as defined in Section 1.10); provided, however, that for Project Employees hired by a sub-manager, such Personnel Costs shall only be payable by Owner to the extent the same are reimbursable by Manager to sub-manager pursuant to any applicable sub-management agreement, and (c) Project utility costs.
1.04.    Fiscal Year. The period beginning on the Commencement Date of this Agreement through December 31st of that year and then January 1st through December 31st of every year thereafter.

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1.05.    Budget. A composite of (a) an operations budget, which shall be an estimate of receipts and expenditures for the operation of the Project during a Fiscal Year, including a schedule of expected apartment rentals (excluding security deposits) for the Fiscal Year (the “Operations Budget”), and (b) a capital budget, which shall be an estimate of capital replacements, substitutions and additions for the Project (other than routine repairs and maintenance) for the Fiscal Year (the “Capital Budget”, and, together with the Operations Budget, collectively, the “Budget”). The initial Budget is attached to this Agreement as Exhibit A and is incorporated herein.

1.06.    Business Plan. The business plan annexed to the Venture’s Operating Agreement which includes a property management and leasing program as the same may be replaced or modified from time to time.

1.07.    Gross Collections. The entire amount of all Project receipts, determined on a cash basis, from (a) tenant rentals and other sums collected pursuant to tenant leases (excluding security deposits relating to the Project, except as provided below) and other amounts collected for rental of the Project, including parking income, parking fees and similar amounts, but excluding all prepaid rents except for the portion applied to the then-current month, (b) income from concessions, including cable television, telephone, internet access, security monitoring, laundry and vending machines, (c) proceeds from rental loss or business interruption insurance, (d) and (d) application fees, cleaning fees, pet fees, redecorating fees and other similar miscellaneous income. Gross Collections do not include the proceeds of (i) any sale, exchange, refinancing, condemnation, or other disposition of all or any part of the Project, (ii) any loans to Owner, whether or not secured by all or any part of the Project, (iii) any capital contributions to Owner, (iv) any insurance (other than rental loss or business interruption insurance) maintained with regard to the Project, (v) tenant reimbursements for utility costs, (vi) security deposits (until applied to obligations that constitute Gross Collections), (vii) any sums and charges collected in connection with termination of the tenant leases or settlement of rent claims, and (viii) sums collected or paid for sales, excise or use taxes.

1.08.    KBS Member. The KBS Member as defined in the Venture’s Operating Agreement.

1.09.    Project Employees. Those persons employed by Manager (or a sub-manager) on-site as a management and maintenance staff (e.g., manager, assistant managers, leasing consultants and maintenance personnel), including any personnel who work at the Project on a part-time basis to the extent of the time they spend at the Project, in each case consistent with the Business Plan, and provided that Manager and sub-manager shall not employ duplicative staff for the same positions. Manager shall maintain a list on a continuing monthly basis of Project Employees assigned to the Project

1.10.    Commencement Date. The Commencement date shall be the date Owner acquires title to the Project.

1.11.    Construction Management Services. Those services, including, without limitation, contractor bidding and selection and contract negotiation and performance evaluation, to be performed by Manager hereunder in connection with any capital improvements or construction projects at the Project approved by Owner, including, without limitation, unit refurbishment, major

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repairs, landscaping upgrades and the construction of a fitness center. Construction Management Services shall not include routine maintenance and repairs at the Project done by the Project Employees for which Manager is compensated pursuant to the Management Fee.

1.12    Company Manager. The Company Manager as defined in the Venture’s Operating Agreement.

1.13    Owner’s Operating Agreement. The Operating Agreement of Owner dated _____________, 2016, as the same may be modified or amended from time to time.

1.14    Standard. With respect to Manager’s services, equivalent to or exceeding the performance of professional managers of apartment buildings similar in size, quality and class as the Project and located in Los Angeles, California; and with respect to the Project, the quality, condition and repair to be expected at apartment buildings similar in size, quality and class as the Project and located in Los Angeles, California.

1.15     Manager Affiliate. (1) Any entity or person directly or indirectly controlling, controlled by, or under common control with, Manager, (2) any entity or person owning or controlling ten (10%) percent or more of the outstanding voting rights, equity, ownership or profits of Manager; (3) any entity which Manager or Manager’s officers, directors, members, partners or employees own or control; and (4) any employee, officer, director, partner or family member of Manager or of any Manager Affiliate. As used in this Agreement, “Control”, “control”, “controlling” and phrases of similar import means, with respect to any person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity.

1.16    Venture’s Operating Agreement. The Limited Liability Company Agreement of the Venture dated ___________, 2016, as the same may be modified or amended from time to time.

ARTICLE II
DUTIES AND RIGHTS OF MANAGER

2.01.    Appointment of Manager. Manager agrees that, for and in consideration of the compensation hereinafter provided, during the Term of this Agreement, Manager will manage and direct the operation of the Project (whether by supervision or direction of a sub-manager or otherwise). Everything performed by Manager under this Agreement shall be done as an independent contractor of Owner; provided that Manager shall have the right to execute and deliver documents on behalf of Owner and to otherwise bind Owner solely to the extent provided in this Agreement.

2.02    Performance of Duties. Manager shall perform its duties in an efficient and satisfactory manner consistent with the Standard and at all times maintain systems and personnel sufficient to enable it to carry out all of its duties, obligations and functions under this Agreement. Manager’s duties shall be carried out in accordance with (i) the Budget (subject to the discretionary authority of Manager expressly provided for Section 2.04 hereof), (ii) the terms of any secured financing applicable to the Project that has been incurred by Owner, and (iii) in compliance with the Owner’s Operating Agreement and the Venture’s Operating Agreement. Manager shall (directly or through a sub-manager) institute and supervise all operational activities for the Project including, but not

SMRH:479313063.2

limited to, cleaning, landscaping, window washing, maintenance and operation of central plant and other HVAC equipment, and all necessary maintenance of and repairs to the Project to the extent funds are made available within a reasonable period of time after Owner has received written notice of the need for such funds from Manager.
2.03.    Rental Activities. Manager (directly or through a sub-manager) shall:

(a) Use diligent and all commercially reasonable efforts to collect all monthly rentals due from tenants and rent from users or lessees of other non-dwelling facilities in the Project, if any, and at Owner’s expense institute legal action to evict tenants delinquent in payment of monthly rental or other charges as more particularly described in Section 2.10 below. All monies so collected shall be immediately deposited into the Owner’s Operating Account. Manager shall not collect any such rents, charges, or revenues, other than security deposits, more than one month in advance of when the same shall be due and payable under any Lease (except to the extent such advance payment is otherwise approved by Owner).

(b) When necessary and in accordance with the Budget, advertise at Owner’s expense the availability of Project units for rental and, subject to limitations imposed by local laws or restrictive covenants applicable to the Project, display “for rent” or other similar signs upon the Project; and use commercially reasonable efforts to lease apartment units to tenants in compliance with the parameters set forth in Section 2.12, unless otherwise approved in writing by Owner, including, without limitation, to tenants meeting the tenant credit criteria approved by Owner, and using lease forms approved by Owner. Owner specifically authorizes Manager to execute leases in Owner’s name and on Owner’s behalf, consistent with the parameters established by Owner, and any lease so executed will be binding on Owner to the same extent as if executed by Owner.

2.04.    Budget.

(a)    Manager shall assist Company Manager in the preparation of a Budget and Business Plan for approval by Owner as required under the Venture’s Operating Agreement. Until a complete new Budget is approved, Manager shall operate on the part of the proposed Budget which is approved, and shall operate under the prior Budget until the new Budget is received and approved by the Owner.

(b)    The Budget shall constitute a major control under which Manager shall operate the Project, and there shall be no Substantial Variance (as defined below) therefrom, except as expressly set forth in Section 2.04(c) below or otherwise expressly permitted by other provisions of this Agreement. Consequently, except as expressly permitted by other provisions of this Agreement, no expenses may be incurred or commitments made by Manager in connection with the maintenance and operation of the Project which exceed the budgeted line item for the period in question by more than 10% without the prior written consent of Owner; provided that the foregoing limitation shall not apply to expenses for taxes, insurance, utilities or necessary expenditures as set forth in Section 2.07(a).

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(c)    In the event there shall be (i) any variance in any budgeted line item for capital expenditures, or (ii) a variance of more than 10% (collectively, a “Substantial Variance”) between the results of operations for any month and the estimated results of operations for such month as set forth in the Budget, Manager shall furnish to Owner, within twenty (20) days after the expiration of such month, a written, reasonably detailed explanation as to why the variance occurred. If Substantial Variances have occurred or are anticipated by Manager during the remainder of any Fiscal Year, Manager shall prepare and submit to Owner, for review and approval by Owner, a revised Budget covering the remainder of the Fiscal Year with a written, reasonably detailed explanation for the need for such revision.

2.05.    Manager and Other Personnel.

(a)    Manager (directly or through a sub-manager) shall investigate, hire, train, instruct, pay, promote, discharge and supervise the work of the Project Employees. The Project Employees shall be employees or independent contractors of Manager or of an affiliate of Manager. No Project Employees shall be employed by Owner. Manager shall be solely responsible for legal compliance concerning the foregoing activities, and Manager shall indemnify and hold harmless Owner, and defend Owner with counsel reasonably satisfactory to Owner, against any and all liabilities, claims, causes of action, losses, demands, judgments, settlements and costs and expenses (including attorneys’ fees and court costs) arising out of or in connection with violations of employment-related laws by Manager with respect to any Project Employee.

(b)    Manager may request that a Project Employee be permitted to reside at the Project and be available full-time in order to perform properly the duties of his/her employment. The terms and conditions of the use of said residential unit shall be agreed to in advance in each instance.

(c)    Manager (or the sub-manager) shall prepare or cause to be prepared, for execution and filing by Manager (or the sub-manager) as an independent contractor, all forms, reports and returns required by all federal, state or local laws in connection with unemployment insurance, workmen’s compensation insurance, disability benefits, social security and other similar taxes now in effect or hereafter imposed with respect to Project Employees.

(d)    Owner shall pay Manager each pay period for the all reasonable personnel costs, including salary, fringe benefits, and processing costs payable with respect to the Project Employees, whether permanent or temporary employees; provided, however, that for Project Employees hired by sub-manager, such Personnel Costs shall only be payable by Owner to the extent the same are reimbursable by Manager to sub-manager pursuant to any applicable sub-management agreement. The term “fringe benefits”, as used herein, shall include Manager’s (or the sub-manager) standard fringe benefits offered to all Project Employees. Project Employee personnel costs payable by Owner shall be debited from Owner’s operating account via ACH wire one (1) business days prior to the day the Project Employees are to received their regularly scheduled salary payment. Manager’s overhead and the costs of Manager’s corporate/home office shall be paid by Manager and in no event shall Manager be entitled to reimbursement for same by Owner.

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(e)    In no event shall any Project Employees be subject to a collective bargaining agreement or union contract unless approved by Owner in its sole and absolute discretion, and if so approved, in Owner shall not be the counterparty to such collective bargaining agreement or union contract.

2.06.    Contracts and Supplies. Manager shall, in the name of and on behalf of Owner and at Owner’s expense, negotiate and consummate arrangements with unrelated third party concessionaires, licensees and suppliers for services, ancillary income and supplies for the Project, including but not limited to telephone, cleaning, furnace and air-conditioning maintenance, on-site licenses and supplies, pest control, landscaping and other similar items that are customarily provided in accordance with the Standard (collectively, the “Contracts”). Manager shall, where appropriate and where the Company Manager is authorized to do so under the Venture’s Operating Agreement, execute the Contracts in the name of and on behalf of Owner. Manager shall arrange for the purchase by Owner, in an economical and efficient manner of all inventories, supplies and equipment which, in the ordinary course of business, are necessary and appropriate to maintain and operate the Project in a manner consistent with the Standard, subject to the limitations in the Budget. If Manager qualifies for early payment, cash and trade discounts, refunds, rebates, credits and concessions, Owner shall be credited with the full amount of any such discount, commission or compensation actually obtained or received by Manager, directly or indirectly, in connection with any such purchase. Manager shall not enter into any Contract with a Manager Affiliate unless Manager has received prior written approval from KBS Member. Owner recognizes that the Project may be operated in conjunction with other projects in an effort to provide for more efficient and less expensive methods of operation, and Owner agrees that the reasonable costs for such shared activities may be allocated or shared between the Project and such other projects on an equitable basis (provided that Owner and KBS Member shall be notified of any such cost-sharing, together with reasonable accounting of such costs and allocations).
2.07.    Alterations, Repairs and Maintenance.

(a)    Manager shall, at Owner’s expense, maintain the Project in good repair and condition in accordance with the Standard and shall promptly notify Owner upon obtaining actual knowledge that the condition of the Project fails to meet the Standard. Manager shall, in Owner’s name and at Owner’s expense, hire and discharge independent contractors for the repair and maintenance of the Project to the extent involvement of outside parties is necessary for completion of such work. Expenditures for such maintenance and repair are subject to the previously approved line item Budget-related limitations of this Agreement, except in the case of the following necessary expenditures: emergency repairs necessary to prevent imminent threat of injury to residents or others on or about the Project or imminent threat of damage to the Project or property of others located on or about the Project, in which case Manager agrees to give prompt notice to Owner of any emergency repairs and to make reasonable efforts to secure Owner’s prior written approval of such emergency repairs in accordance with this Agreement; provided, however, that if Manager is unable to obtain Owner’s prior written approval despite such reasonable efforts, such necessary expenditures may be made by Manager without prior approval and irrespective of the cost limitations imposed by this Agreement (provided, further, that Manager shall notify Owner promptly

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(and in any event no later than three (3) business days) following the incurrence of such expenditures, together with a written, reasonably detailed break-down and explanation therefor).

(b)    Manager shall provide Construction Management Services in connection with any capital improvements or major repairs for the Project approved by Owner and provided for in the Capital Budget. The Construction Management Services shall include, to the extent required in connection with any particular work (but subject to Owner’s approval in all events, as applicable), analyzing plans and specifications and suggesting revisions thereof; suggesting contractors; negotiating all contracts; monitoring the construction schedule and the quality of workmanship (without liability for latent or patent defects); obtaining or causing to be obtained all necessary governmental permits and approvals; coordinating labor and material suppliers; managing the change order process; obtaining and reviewing all necessary lien waivers and releases; reviewing all payment requests pursuant to the contract documents; assisting contractors in obtaining certificates of occupancy, or equivalent documents; conducting final walk‑throughs and reviewing punch lists. Owner acknowledges that Manager shall have no responsibility for the actual design and/or performance of such construction work and that all liability for the actual performance of such services in accordance with the requirements of the Contracts shall be borne by the third party service providers pursuant to such Contracts with Owner, except to the extent of Manager’s gross negligence or willful misconduct. Manager shall receive a fee for such oversight of capital replacements in accordance with Section 3.01.

(c)    Manager is not responsible for uncovering violations of building, zoning, subdivision, environmental, fire or other codes or other laws and regulations (including laws relating to accessibility) or for defects or other shortcomings in the Project or its construction. Manager’s responsibility as to such matters will be limited to advising Owner of problems that come to the attention of Manager and implementing, at Owner’s cost, remedial steps directed by Owner on terms consistent with Section 2.07(b).

(d)    No single expenditure to any individual or entity in excess of $10,000 not set forth in the Budget shall be allowed without the prior written approval of Owner. Owner may, as to any Contract for which calls for expenditure by the Company [in excess of $10,000 require Manager to obtain such a number of competitive bids from qualified contractors and vendors for such Contract as Owner may reasonably determine and otherwise in accordance with a competitive bidding process Owner reasonably instructs Manager to implement. Any vendors who are Manager Affiliates are to be disclosed to Owner prior to the commencement of any bidding process.

2.08.    Licenses and Permits. Manager shall, in a timely manner, apply for, obtain and maintain all licenses and permits (including deposits and bonds) required for Manager to operate as the property manager of the Project. Owner agrees to execute and deliver any and all reasonably requested applications and other documents and to otherwise cooperate in a commercially reasonable manner (but at no cost or expense to Owner) with Manager in applying for, obtaining and maintaining such licenses and permits. Owner will be responsible for all other licenses and permits required for the Project, and Manager will have no obligation to obtain any of such licenses and permits.

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However, Manager agrees to cooperate with Owner in processing applications for permits and licenses that Owner pursues for the Project (but at no cost or expense to Manager).

2.09.    Compliance with Laws. Manager shall comply with all laws applicable to it in the performance of its duties hereunder, including laws prohibiting discrimination in housing, employment laws (including those related to unfair labor practices), and laws regarding tenant security deposits. Manager shall not be responsible for causing the Project’s compliance with laws relating to the condition of the Project, including building, zoning, subdivision, fire and other codes or laws, including laws regulating hazardous materials or toxic substances (except as applied to materials released by Manager or Project Employees), but Manager shall promptly notify Owner of any violation of any such laws of which Manager becomes aware. Manager and Owner each shall notify the other of any notice of violation of law with respect to the Project that it receives from any governmental authority or any notice of violation or required corrective action that it receives from any board of fire underwriters or similar agency. Manager shall be entitled to rely on the advice of legal counsel and experts in its determination of the requirements of any applicable law.

2.10.    Legal Proceedings. Manager shall institute, in its own name or in the name of Owner (as Manager may elect), but in any event at the expense of Owner, legal actions which Manager deems appropriate to (i) collect rent and incidental rent charges from tenants at the Project, (ii) enforce any other right, privilege, benefit, or remedy available to Owner pursuant to any of the leases or applicable law; (iii) dispossess tenants or other persons in possession who default under their leases; or (iv) cancel or terminate any lease agreement for the breach thereof. All other legal proceedings arising in connection with the Project shall be commenced only with the prior written approval of Owner. Manager shall not institute or settle any litigation or insurance matter where the amount in controversy [exceeds $25,000] without Owner’s consent.
2.11.    Security Services. Owner acknowledges that Manager has not undertaken to provide, and is not responsible for providing, security services to the Project. Should Owner choose to do so, Owner may separately contract with a company providing alarm monitoring, patrol or similar services but Manager shall have no responsibility in respect of those services.

2.12     Leasing Parameters. Manager is authorized to charge only rents in excess of ninety percent (90%) of the amounts listed on the initial guidelines attached hereto as Exhibit B, as the same may be modified by Owner from time to time or as otherwise authorized by Owner. Unless otherwise approved by Owner, Tenants must have and the following qualifications:

            Minimum Monthly Income: 2.25 times monthly rent
            Job History: Minimum 1 year in same industry
            Rental History: Minimum 1 year at the same location
            Dogs with a pet deposit and pet agreement with breed restrictions
            Clean Eviction record.

2.13    Assistance with Sale or Financing. At Owner’s written request and direction, Manager agrees to cooperate with and assist Owner in all attempts by Owner to sell, or mortgage or otherwise

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finance all or any part of Owner’s interest in the Project. Such cooperation shall not give rise to any claim by Manager for a commission or any compensation for such services other than reimbursement for all out-of-pocket expenses together with pre-approved overtime by employees and consultant fees incurred by Manager in providing such services. Such cooperation shall include, without limitation (but without including those services typically provided by an advisor rather than a property manager), but only if requested by Owner in writing, answering prospective purchasers’ and lenders’ questions about the Project or the leases and notifying tenants about the sale of the Project. When requested by Owner, Manager shall: (i) prepare (and update from time to time) a current rent roll (including security deposits, if any) with respect to the Leases, certified to be true, accurate and complete; (ii) prepare a list of all personal property owned or leased by Owner and used at or in the operation of the Project; (iii) prepare a schedule of all trade, service and utility contracts affecting the Project accompanied by copies of the same.

2.14    Rules and Regulations. Subject to the approval of Owner, and if requested by Owner, Manager agrees to draft and promulgate reasonable rules and regulations relating to the occupancy, use and operation of the Project (including rules related to signage), and to enforce the same as promulgated as well as such other regulations Owner may reasonably require.

2.15    KBS Member. Manager acknowledges that, as an affiliate of one or more members of Owner, Manager has knowledge of the terms and conditions of the Venture’s Operating Agreement, including without limitation the requirements for obtaining the consent or approval of the KBS Member for certain decisions as set forth in the Venture’s Operating Agreement, and the rights of the KBS Member to terminate this Agreement in certain circumstances. Neither Owner nor Manager will act on any matter requiring the consent or approval of the KBS Member under the Venture’s Operating Agreement without first obtaining the consent or approval of the KBS Member in accordance with the Venture’s Operating Agreement. The KBS Member, for so long as it is a member of the Venture, is expressly made and designated a third party beneficiary of this Agreement with respect to the rights provided to the KBS Member under this Agreement.
2.16    Sub-Managers. If Manager subcontracts with any sub-manager for the performance of any of the services to be performed by Manager pursuant to this Agreement, Manager shall continue to be responsible to Owner for such services and shall supervise and oversee the performance of such services by the sub-manager. Unless a particular requirement is waived by the KBS Member, any agreement between Manager and any sub-manager (i) shall be terminable by the Manager or Owner upon not more than thirty (30) days’ notice, without penalty, (ii) shall have a stated term of not more than one year, (iii) shall terminate automatically upon termination of this Agreement, and (iv) shall require the sub-manager to meet with representatives of Owner and the KBS Member, upon reasonable request, to discuss the sub-managers services in connection with the Project.
2.17    Meetings. Manager shall meet with representatives of Owner and the KBS Member upon reasonable request, but not less frequently than monthly, to review the operation and management of the Project by Manager and any sub-managers pursuant to this Agreement. Manager shall require each sub-manager to be available for such meetings.

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ARTICLE III
MANAGEMENT FEES; PAYMENTS TO MANAGER

3.01. Management Fees. Owner shall pay to Manager, (i) as compensation for its operating management services, a management fee of two and a half percent (2.5%) of the Gross Collections, and (ii) as compensation for Construction Management Services, a construction management fee equal to five percent (5%) of the hard cost of construction.

3.02.    Expenses. Owner shall be liable for the costs and expenses of maintaining and operating the Project, and except as otherwise specifically provided in this Agreement, Owner shall pay for all reasonable costs and expenses incurred by Manager in connection with the maintenance or operation of the Project and the performance by Manager of its other duties under this Agreement, in each case to the extent the same are incurred in accordance with and subject to the limitations set forth in Sections 2.04 and 2.07 of this Agreement. Purchases of, or contracts for, materials or services may be made in bulk by Manager in connection with its operation of apartment projects generally, and Owner agrees that the pro rata portion of the net costs of such materials or service used in connection with, or for the benefit of, the Project shall be allowed as a cost payable by Owner hereunder. Owner shall not be obligated to pay Manager for any overhead expenses of Manager incurred with respect to its general offices, or for any salaries or other personnel costs including fringe benefits, and processing costs) of off-site supervisory personnel, Owner shall reimburse Manager for postage and office supplies used exclusively in the management of the Project. Manager shall not be obligated to make any advance to or for the account of Owner or to pay any sums except out of funds in the Operating Account. Manager will be excused from performance of its responsibilities under this Agreement to the extent that funds are not available in the Operating Account to pay related expenses (other than expenses for which Manager is not entitled to payment under the terms of this Agreement), provided that Owner does not provide funds after written, reasonably detailed request therefor by Manager.
ARTICLE IV
PROCEDURE FOR HANDLING RECEIPTS AND OPERATING CAPITAL

4.01.    Bank Deposits. All monies received by Manager for, or on behalf of, Owner shall be deposited daily by Manager in the Operating Account or, if required by a Lender providing financing for the Project (a “Project Lender”), in a “lockbox” account designated by the Project Lender. All monies of Owner held by Manager pursuant to the terms hereof shall be held by Manager in trust for the benefit of Owner to be disbursed as herein provided, and such funds shall not, unless Owner otherwise has agreed or directed, be commingled with the funds of any other person, including Manager or any Affiliate of Manager.

4.02.    Security Deposit Account. Manager shall comply with all applicable laws with respect to security deposits received from tenants in respect of the Project. All security deposit funds held by Manager shall at all times be the property of Owner, subject to all applicable laws with respect thereto and shall be held is a segregated account insured by an agency of the United States Government. The security deposit account shall be used only for maintaining tenant security deposits. The depository shall be informed that the funds are held in trust for Owner and/or tenants. Manager may not under any circumstances write a check on the security deposit account payable

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to or in favor of Manager or any affiliate of Manager other than to reimburse itself or such affiliate for advances made on behalf of Owner and approved by Owner. Manager shall maintain detailed records of all security deposits relating to the Project, and such records will be open for inspection by Owner’s employees or agents. Manager shall only transfer funds from the security deposit account to the Operating Account for a security deposit refund or a security deposit forfeiture. Manager shall establish the security deposit account using Owner’s Taxpayer ID Number.

4.03.    Disbursement of Deposits. Manager shall disburse funds in the Operating Account on behalf of Owner for payment of Project expenses incurred by Manager in the performance of its duties hereunder and other Project expenses identified to Manager by Owner. Owner specifically authorizes Manager to expend funds in the Operating Account as contemplated by other provisions of this Agreement, including Article III.

4.04.    Working Capital. Concurrently with its execution and delivery hereof, Owner shall deposit the Working Capital Reserve into the Operating Account, or such other account required by the Project Lender. As more fully described in Section 1.03, Owner also shall deposit in the Operating Account, or such other account required by the Project Lender funds sufficient to pay the expenses of the Project to the extent that such expenses exceed funds derived from the operation of the Project.

4.05.    Excess Funds. Any funds in the Operating Account in excess of the Working Capital Reserve shall be transferred from time to time, at Owner’s direction, to an account of Owner.

4.06.    General Provisions. Persons designated by Manager, and approved by Owner, from time to time shall be authorized signatories on all bank accounts established by Manager hereunder and shall have authority to make disbursements from such accounts, and, to the extent necessary, Owner shall make arrangements with the related depository to authorize such action by those persons. All persons designated by Manager as authorized signatories or who otherwise handle funds for the Project shall be covered by crime policy insurance maintained by Manager but at Owner’s cost with coverage in the minimum amount of $1,000,000. Manager shall have no liability for loss of funds due to the insolvency of any depository institution, even if the amount of funds maintained exceeds the available federal or other deposit insurance; provided, however, that Manager shall promptly notify Owner if the funds in any deposit account exceed $100,000.

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ARTICLE V
ACCOUNTING

5.01.    Books and Records. Manager shall keep, or shall supervise and direct the keeping of, a comprehensive system of office records, books and accounts pertaining to the Project. Unless otherwise specified by Owner, such accounts shall be maintained in accordance with generally accepted accounting principles, consistently applied, provided that receivables from residents shall be fully reserved to facilitate review of the profit and loss statement. Such records shall be subject to examination by Owner, Owner’s lenders, and their respective authorized agents, attorneys and accountants during normal business hours on reasonable advance notice (at least one day, unless Owner determines exigent circumstances preclude its providing any prior notice). Manager shall preserve all invoices at the Project for three (3) years or as otherwise directed by Owner. Manager shall cooperate fully with any auditors or other persons authorized by Manager to review office records, books and accounts pertaining to the Project.

ARTICLE VI
GENERAL COVENANTS OF OWNER AND MANAGER

6.01.    Owner’s Right of Inspection and Review. Owner, its lenders, the KBS Member and their respective accountants, attorneys and agents shall have the right to enter upon any part of the Project at any reasonable time during the Term of this Agreement for the purpose of examining or inspecting the Project, but any inspection shall be done with as little disruption to the business of the Project as possible and subject to rights of tenants to limit or prohibit access to space in their possession.

6.02.    Indemnification.

(a)    Indemnification by Owner. Owner agrees to indemnify, defend, and hold Manager and any sub-manager, and their direct and indirect members, shareholders, principals, Affiliates, officers, directors and employees harmless from and against any and all liabilities, losses, damages, costs or expenses (including, without limitation, reasonable attorneys’ fees) threatened or assessed against, levied upon, or collected from, Manager, arising out of any claims by third parties in connection with the management of the Property. Notwithstanding the foregoing, Owner shall not be required to indemnify Manager with respect to any liability, loss, damages, cost or expense suffered as a result of any breach of this Agreement by Manager or the fraud, gross negligence, willful misconduct or bad faith of Manager or employees of Manager. Owner shall not be required to indemnify Manager with respect to any liability, loss, damage, cost or expense to the extent that the same is covered by proceeds received by Manager pursuant to insurance maintained by Owner or Manager.
(b)    Indemnification by Manager. Manager agrees to indemnify and hold Owner, its direct and indirect members, shareholders, principals, Affiliates, officers, directors and employees harmless from and against any and all liabilities, losses, damages, costs or expenses (including without limitation, reasonable attorneys’ fees), threatened or assessed against, levied upon, or collected from, Owner arising from any breach of this Agreement by Manager or the gross negligence, willful misconduct or bad faith of Manager or employees

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of Manager. Notwithstanding the foregoing, Manager shall not be required to indemnify Owner with respect to any liability, loss, damage, cost or expense to the extent that the same is covered by proceeds received by Owner pursuant to insurance maintained by Owner or Manager. The forgoing indemnity shall be for the benefit of Owner and any partner, member, officer, director, agent, representative, affiliate or employee of Owner (“Owner’s Representatives”) and shall survive the expiration and any termination of this Agreement.
(c)    The indemnity obligations of the parties in this Agreement shall survive expiration or earlier termination of this Agreement.

6.03.    Covenants Concerning Payment of Operating Expenses. Owner covenants to pay all sums for expenses of maintaining and operating the Project to the extent that such expenses are properly incurred pursuant to the terms and conditions of this Agreement and exceed receipts from the Project available in the Operating Account. Such deposits shall be made upon written notice from Manager within five (5) days after receipt by Owner of written notice.

6.04.    Limitation of Owner’s Liability. Owner’s liability to Operator hereunder shall be limited to Owner’s interest in the Project and the proceeds thereof and Operator shall not look to any other property or assets of Owner or the property or assets of any of the Owner Parties (as hereinafter defined) in seeking either to enforce Owner’s obligations under this Agreement or to satisfy a judgment for Owner’s failure to perform such obligations. Neither the direct or indirect shareholders, partners, or members comprising Owner nor the shareholders, partners, members, directors or officers of any of the foregoing (the “Owner Parties”) shall be liable for the performance of Owner’s obligations under this Agreement. The terms of this Section 6.04 shall survive the expiration or earlier termination of this Agreement.
ARTICLE VII
DEFAULTS AND TERMINATION RIGHTS

7.01.    General Default by Manager. Manager shall be deemed to be in default hereunder in the event Manager shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager and Manager does not cure such default within thirty (30) days after notice thereof by Owner to Manager or, if such default cannot be cured within thirty (30) days, then within such additional period as shall be reasonably necessary to effect a cure so long as Manager commences efforts to cure within the original 30-day period and thereafter diligently pursues the cure.

7.02    Termination Rights of Owner For Cause. This Agreement may be terminated by Owner upon the occurrence of any of the following circumstances:

(a)    If a petition for bankruptcy, reorganization or the like is filed under any state or federal bankruptcy or insolvency statutes by or against Manager or Manager makes an assignment for the benefit of creditors or take advantage of any insolvency or similar law.

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(b)    If Manager defaults in the performance of any of its obligations hereunder and such default shall continue beyond the notice and cure period provided therefor in Sections 7.01, including, without limitation, the failure by Manager to do so in accordance with the Standard.

(c)    fraud or intentional misappropriation or misapplication of the Company’s or Owner’s funds by Manager (or any employee thereof) that is not cured within thirty (30) days (provided, that such thirty (30) day cure period shall not be available in the case of fraud, misappropriation or misapplication by Karl Slovin or Matthew Ellis (or any other similar person who may replace Karl Slovin as the chief executive of Manager);

(d)    a final, non-appealable finding or determination by a court of willful misconduct or gross negligence by Manager in connection with the performance by Manager it of its obligations hereunder;

(e)     any direct or indirect transfer of the interest held by MWEST Member (as defined in the Venture’s Operating Agreement) in the Venture that is expressly prohibited under the Venture’s Operating Agreement;

(f)    if at any time Manager is no longer Controlled by Karl Slovin, Bruce Slovin or Matthew Ellis; provided that if the Manager is no longer controlled by Karl Slovin and is instead controlled by Bruce Slovin and/or Matthew Ellis and the quality and standard of services provided by Manager hereunder decreases below the quality and standard of services provided by Manager prior to Karl Slovin ceasing to Control Manager, then the same shall constitute an event pursuant to which Owner may terminate this Agreement pursuant to this subclause (f);

(g)	if MWEST Member ceases to be a member of the Company;

(h)if MWEST Member is removed as the Managing Member of the Venture; or

(i)    If Owner sells the Project.

The parties to this Agreement understand and acknowledge that, pursuant to the Venture’s Operating Agreement, KBS Member (or its permitted successors and assigns under the Venture’s Operating Agreement) shall have the right to independently terminate this Agreement, without the consent of MWEST Member or any other member of the Venture but only in the event of the occurrence of any of the events described in this Section 7.02 and provided that KBS Member (or its permitted successors or assigns) is then a member of Owner.

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7.03.    Defaults by Owner. Owner shall be deemed to be in default hereunder in the event Owner shall fail to keep, observe or perform any covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner and Owner does not cure such default within thirty (30) days after written notice thereof by Manager to Owner or, if such default cannot be cured within thirty (30) days, then within such additional period as shall be reasonably necessary to effect a cure so long as Owner commences efforts to cure within the original 30-day period and thereafter diligently pursues the cure. Owner also shall be deemed to be in default hereunder in the event (i) Owner shall fail to pay any amount due Manager hereunder and Owner does not cure such default within seven (7) days after receipt by Owner of written notice of such default, or (ii) Owner shall fail to timely provide funds for operation of the Project as required by Section 6.03.

7.04.    Remedies of Manager. Upon the occurrence of an event of default by Owner and the expiration of any notice and cure period as specified in Section 7.03 hereof, Manager shall have the right to terminate this Agreement with thirty (30) days written notice.

7.05.    Termination by Owner Without Cause. Owner may, for any reason or for no reason and without a fee, terminate this Agreement on thirty (30) days written notice to Manager.
7.06    Payment Obligations to Survive. Upon any termination of this Agreement in accordance with this Article VII, regardless of the cause, Owner shall continue to be obligated to pay Manager all amounts due Manager pursuant to the terms and conditions of this Agreement in respect of the period prior to termination for the period ending on the date of termination, and with respect to any Termination Without Cause under Section 7.05 only, all costs and expenses reasonably incurred by Manager in terminating its involvement with respect to the Project.

7.07    Obligations Upon Termination. As soon as practicable (but no later than five (5) business days) after termination, Manager shall (i) vacate the Manager’s office (if any) maintained at the Project; (ii) remove all signs that it has placed at the Project indicating that it is the Manager of same; (iii) assign all unexpired services and supply contracts (to which Owner is not already a party) to Owner or parties specified by Owner, provided Manager is indemnified from any liability thereunder from and after the effective date of such assignment; and (iv) return intact (normal wear and tear excepted) all personal property owned exclusively by Owner in connection with the Project, whether on the Project or elsewhere and which is in Manager’s possession or control; (v) transfer the bank accounts relating to the Project as directed by Owner; and (vi) deliver to Owner the originals (or copies if such originals are not available) of all books, permits, warranties, plans, records, leases, licenses, contracts and other documents pertaining to the Project and its operation, any insurance policies, bills of sale or other documents evidencing title or rights of Owner, and any and all other records or documents pertaining to the Project, provided such records or documents are not proprietary in nature to or the exclusive property of the Manager, and which are in the possession of Manager, its officers, agents or employees; provided, however, that Manager shall have the right at its expense to make or retain a copy (in hard copy or electronic form) of all such materials for archival purposes. Within twenty (20) days after the date of termination of this Agreement, Manager shall deliver to Owner an accounting reflecting the balance of income and expenses of and from the Project to the date of termination of the Agreement. Any funds received by Manager after the date of termination which derive from the Owner shall be received in trust for the benefit of Owner and promptly remitted by Manager to Owner. Manager shall deliver to Owner all funds (including

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tenant security deposits), books and records of Owner then in possession or control of Manager, in the case of funds, after deducting therefrom such sums as are then due and owing (and not being disputed by Owner) to Manager hereunder. Within sixty (60) days following expiration or termination of the Term, Manager shall deliver to Owner a final accounting, in writing, with respect to the operations of the Project.

7.08    Non-Solicitation/Non-Hire. During the term of this Agreement and for a period of one (1) year following the termination of this Agreement, Owner hereby covenants and represents that it will not, directly or indirectly, solicit, hire or contract with any of Manager’s non-Project Employees, unless Manager consents in writing.

ARTICLE VIII
INSURANCE

8.01.    Owner’s Insurance. The Owner hereby agrees to maintain at all times the following coverages:

(a) Commercial General Liability Insurance. Commercial general liability insurance, including coverage for premises-operations, products-completed operations, independent contracts, blanket contractual liability, personal injury and broad form property damage, and including cross liability and severability of interests with the minimum limits of $1,000,000 each occurrence, $2,000,000 general aggregate, $1,000,000 personal and advertising injury, and $2,000,000 products-completed operations aggregate. Such policy shall include “your real estate manager” within the definition of “Insured”. Coverage for additional insureds shall apply as primary and non-contributing insurance before any other insurance or self insurance, including any deductible, maintained by or provided to the additional insureds. If coverage for Manager is not available on the Owner’s Commercial Liability Policy, then Manager shall obtain such coverage under its own name.

(b) Umbrella Insurance. Excess/umbrella liability insurance on a follow form basis with a limit of $10,000,000.
(c) Property Insurance. Owner shall cause to be placed and kept in force fire and extended coverage insurance and such other property and casualty insurance as Owner may elect, at Owner’s expense.

Prior to the commencement of work under this Agreement, the Owner shall provide a current and original certificate of insurance providing evidence of the aforementioned insurance requirements. Said certificate shall show the Manager as “additional insured” on the Commercial General Liability policy or in its policy definitions, and not merely a certificate holder. In the “Cancellation” provision of the certificate it shall read as follows: “Should any of the above described policies be canceled before the expiration date thereof to certificate holder named in the certificate”. It is agreed by all parties that no work shall commence under the terms of this Agreement until said certificate of insurance is received and approved by the Manager. No later than the renewal date

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of any insurance policies required by this Agreement, the Owner will supply the Manager with a current certificate of insurance in compliance with the terms of this Agreement.

8.02.    Manager’s Insurance. During the Term of this Agreement, subject to certain coverages being provided by a sub-manager, if a sub-manager is responsible for day to day management of the Project, Manager, at Manager’s expense, shall carry and maintain insurance for the benefit of Manager (with blanket contractual liability coverage) on an “occurrence” basis, naming Owner as an additional insured (the “Manager’s Liability Insurance”), with limits of not less than the following:

(a)    employers’ liability insurance, $500,000 each accident for bodily injury by accident, $500,000 each employee for bodily injury by disease, and $500,000 policy limit for bodily injury by disease, or such other amount as may be required by umbrella policy to effect umbrella coverage;
(b)    commercial automobile liability insurance, including coverage for owned, non-owned, leased and hired autos in the minimum amount of $1,000,000 combined single limits for bodily injury and property damage;
(c)    comprehensive crime insurance in an amount of not less than $1,000,000, including third-party crime coverage naming Owner as a loss payee;
(d)    errors and omissions insurance of not less than $1,000,000 or such other minimum amount, if higher, as may be required by applicable law, including the Owner as a named insured; and
(e)    worker’s compensation insurance in compliance with all applicable federal, state and local laws and regulations covering all Project Employees of Manager.
Owner shall pay Manager for the pro rata expense of worker’s compensation insurance on the basis of Manager’s (or, if applicable, the sub-manager’s) current worker’s compensation rates, the payroll of the Project and Manager’s (or, if applicable, the sub-manager’s) current premium discounts. Owner’s reimbursement obligation shall extend to any increase to expense derived from subsequent audits, and if any subsequent audit results in an increase in the workers’ compensation costs, Owner shall pay Manager an amount equal to the increased amount.

At the start of each Fiscal Year following the current Fiscal Year, Manager shall provide to Owner a written certificate from the carrier reflecting that Manager’s Liability Insurance is effective in accordance with this Section 8.02. The insurance carriers providing the coverages outlined above must be financially sound and acceptable to Owner.

8.03.    Handling Claims. Manager shall report to Owner, as soon as practicable after Manager becomes aware of the same, all accidents occurring on or about the Project and any damage or destruction to the Project coming to the attention of Manager. Manager will promptly notify Owner and the appropriate insurance carrier(s) of any incidents which Manager believes could likely give rise to a claim under any of the insurance policies carried by either the Owner or the Operator. Manager shall facilitate the processing and/or settlement of claims against Owner’s insurers.

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8.04    Mutual Waiver of Subrogation. Each of Owner and Manager shall waive all rights of subrogation under their insurance policies referred to in this Section 8 and such waiver of subrogation will not affect the effective of coverage of such policies and each of Owner and Manager will obtain an endorsement, if necessary to confirm that the waiver of subrogation herein granted will in no manner affect the coverage of such policies.
ARTICLE IX
MISCELLANEOUS PROVISIONS

9.01.    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California. Venue shall be in Los Angeles County, State of California.

9.02    Notice. Unless otherwise provided herein, all notices, consents, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any such written notice, consent, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (ii) reputable commercial overnight delivery service courier, with confirmation of receipt, (iii) electronic mail (provided that any written consent required under Section 7.01(d) may not be sent by electronic mail), or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:
If to Manager:        Polaris Property Management, LLC
13949 Ventura Boulevard, Suite 350
Sherman Oaks, California 91423
Attn: Karl Slovin
                Telephone: (818) 501-5600
Fax: (818) 501-5655
Email:    kslovin@mwestholdings.com

with a copy to:        Goldfarb & Fleece LLP
560 Lexington Avenue
New York, New York 10022
Attn: Robert M. Zimmerman, Esq.
Telephone: (212) 891-9117
Fax: (212) 751-3738
Email: rzimmerman@gflegal.com

If to Owner:         M West Holdings LLC
13949 Ventura Boulevard, Suite 350
Sherman Oaks, California 91423
Attn: Karl Slovin
    Telephone: (818) 501-5600
Fax: (818) 501-5655
Email:    kslovin@mwestholdings.com

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with a copy to:	KBS Capital Advisors LLC
11150 Santa Monica Blvd., Suite 400
Los Angeles, California 90025
Attn: Holden Slusher
Telephone: (424) 208-8105
Email: hslusher@kbs.com

And:	KBS Capital Advisors LLC
800 Newport Center Drive, Suite 700
Newport Beach, California 92660
Attn: Brian Ragsdale
Telephone: (949) 797-0305
Email: bragsdale@kbs.com

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its email address, facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

9.03    Intentionally Blank.

9.04.    Severability. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to a person or circumstance other than those as to which it is held invalid or unenforceable, shall not be affected thereby. Each term, covenant or condition of this Agreement shall be enforced to the fullest extent permitted by law.

9.05.    No Joint Venture or Partnership. Owner and Manager hereby agree that nothing contained herein or in any document executed in connection herewith shall be construed as making Manager and Owner joint venturers or partners. In no event shall Manager have any obligation or liability whatsoever with respect to any debts, obligations or liabilities of Owner.

9.06.    Integration Clause. This Agreement embodies the entire agreement and understanding between Owner and Manager with respect to its subject matter and supersedes all prior agreements and understandings, written and oral, between Owner and Manager related to that subject matter.

9.07.    Modification and Waiver. This Agreement and the obligations of the parties under this Agreement may be amended, waived and discharged only by an instrument in writing executed by the party against which enforcement of the amendment, waiver or discharge is sought. In the case of Owner, no such instrument shall be deemed binding unless the same shall be executed by KBS Member or an authorized person on its behalf, in each case on behalf of the Owner.

9.08.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Manager and Owner and their respective successors and assigns. Any indemnity in favor of a

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party also will benefit each person who holds a direct or indirect ownership interest in such party and the respective officers, directors, trustees, agents, employees and affiliates of such party and such owners, and all such persons are third-party beneficiaries of this Agreement to the extent of their indemnity, defense and similar rights under the related provision and may enforce that provision against Owner or Manager, as applicable.

9.09    Assignment. Neither Owner nor Manager may assign this Agreement or its rights hereunder. The preceding sentence notwithstanding, Manager may enter into a sub-management agreement with a third party pursuant to which such third party shall fulfill some or all of the obligations of Manager hereunder; but the execution of such sub-management agreement shall not relieve Manager of its obligation to timely fulfill, and its liability with respect to, its obligations hereunder.

9.10    OFAC Representations, Warranties, and Indemnification. Owner and Manager each represents and warrants that it is not, and none of its officers, directors, or shareholder (and such shareholder’s trustees and directors, but expressly excluding the shareholders of any indirect owner(s) of Owner if such indirect Owner is a publicly-held REIT or other similar SEC-reporting entity) is, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Project and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or under any other law, rule, order, or regulation that is enforced or administered by OFAC (such persons and entities each being a “Prohibited Person”).

9.11    Time of the Essence; Unavoidable Delays. Time is of the essence of this Agreement. Each Party shall be excused from performing its obligations under this Agreement for so long as and to the extent that performance is prevented or delayed by Unavoidable Delay. “Unavoidable Delay” shall mean if any of Manager or Owner is prevented or delayed from performing its obligations hereunder by reason of strikes or labor troubles, or by any cause whatsoever reasonably beyond such party’s control, including but not limited to, laws, governmental preemption in connection with a national emergency or by reason of any Requirements of any governmental authority or by reason of the conditions of supply and demand which have been or are affected by war or other emergency.

9.12    Costs of Litigation. If either party shall institute an action or proceeding against the other party relating to this Agreement, the unsuccessful party in such action or proceeding shall reimburse the successful party for its disbursements incurred in connection therewith and for the reasonable out-of-pocket attorneys’ fees actually incurred.

9.13    Waiver of Jury Trial; Judicial Reference. Owner and Manager agree that any disputes arising between them in connection with any matter arising under, related to or in connection this Agreement (including a determination of any and all issues in such dispute, whether of fact or of law) shall be resolved (and a decision shall be rendered) by way of a consensual general reference as provided for in Part 1, Title 8, Chapter 6 (§§ 638, et seq.) of the California Code of Civil Procedure, or any successor California statute governing resolution of disputes by a court-appointed referee. Submission of a dispute to a reference proceeding shall be commenced by a written notice thereof

SMRH:479313063.2

made by one party to the other party, or by mutual written election of both parties (in either case, a “Reference Notice”). The reference proceeding shall be conducted in the county in which the Project is located, and Owner and Manager waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than Superior Court of the State of California in and for the County in which the Project is located (the “Court”). The referee shall be a retired California federal or state judge selected by mutual agreement of Manager and Owner from the “Neutrals” list maintained by JAMS, and if the parties cannot so agree within twenty (20) days after the Reference Notice is given, the referee shall be selected by the presiding judge of the Court (or his or her representatives). The referee shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law or equity

9.14    Authority, Good Standing, and Conflicts. Each of Manager and Owner represent and warrant to the other that (i) it is an entity duly authorized, validly existing and in good standing under the laws of the state in which it is formed and is qualified to do business in the state in which the Property is located, (ii) it has full power, authority and legal right to execute, deliver and perform this Agreement and to perform all of its obligations hereunder and (iii) said execution, delivery and performance of all or any portion of its obligations under this Agreement does not require any consent or approval of any governmental authority, does not violate any provisions of law or any governmental order, and does not conflict with, result in a breach of, or constitute a default under its operating agreement or any instrument to it is a party or by which it or any of its affiliates is bound.

9.15    Approvals. Whenever the Owner’s or KBS Member’s approval for any matter is required pursuant to this Agreement, such approval shall be required to be obtained in advance and in writing, unless otherwise expressly provided herein. An approval by email shall be deemed in writing under this Agreement.

9.16    Acknowledgement. Subject to the limitations contained in the following sentence, parties understand and agree that for as long as KBS Member directly or indirectly owns an interest in the Venture, KBS Member shall be entitled to exercise independently the rights of the Owner as set forth in this Agreement. Such rights shall be exercisable by the KBS Member in the same manner and to the same extent that such rights could otherwise be exercised or enforced by the Owner, provided, however that KBS Member acknowledges and agrees that its rights pursuant to this Section 9.16 shall be subject to and limited by any rights of MWEST Member in its capacity as the Managing Member under the Venture’s Operating Agreement. It is the intention of KBS Member, Owner, Manager and MWEST Member that such rights constitute substantial direct participation and management rights with respect to the property governed by this Agreement and that such rights shall be independently enforceable by KBS Member, consistent with its status as a “real estate operating company” as defined in regulation issued by the U.S. Department of Labor under the Employee Retirement Income Security Act of 1974.

[signatures appear on following page]

SMRH:479313063.2

IN WITNESS WHEREOF, the parties hereto have set their hands and seals and have caused these presents to be signed respectively by their proper representative(s) as of the date of this Agreement.

OWNER:
NOHO COMMONS PACIFIC OWNER LLC,
a Delaware limited liability company

By:    KBS SOR II LOFTS AT NOHO COMMONS, LLC,
a Delaware limited liability company,
its Sole Member

By:    NOHO COMMONS PACIFIC INVESTORS LLC,
a Delaware limited liability company,
its Managing Member

By:     SLOVIN PROPERTIES, INC.,
a ____________ corporation,
its Managing Member

By:    ________________________
Karl Slovin,
President

MANAGER:

Polaris Property Management, LLC

By: ________________________
Karl Slovin, Managing Member

SMRH:479102057.10	Exhibit D

ACKNOWLEDGED AND AGREED TO BY:
KBS MEMBER:

KBS SOR II LOFTS AT NOHO COMMONS JV, LLC,
a Delaware limited liability company

By:    KBS SOR II ACQUISITION V, LLC,
a Delaware limited liability company,
its sole member

By:    KBS SOR US PROPERTIES II LLC,
a Delaware limited liability company,
its sole member

By:    KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP II,
a Delaware limited partnership,
its sole member

By:    KBS STRATEGIC OPPORTUNITY REIT II, INC.,
a Maryland corporation,
its sole general partner

By:    ________________________
Jeffrey K. Waldvogel,
Chief Financial Officer

SMRH:479102057.10	Exhibit D

Exhibit A

Initial Budget

SMRH:479102057.10	Exhibit D

Exhibit B

Leasing Guidelines

SMRH:479102057.10	Exhibit D

EXHIBIT E
FORM OF ASSET MANAGEMENT AGREEMENT
See Attached.

00339561.1 00263229.3	5
SMRH:479313556.2

ASSET MANAGEMENT AGREEMENT
THIS AGREEMENT ("Agreement") is dated as of September ____, 2016 (the "Effective Date"), by and between NoHo Commons Pacific Owner LLC, a Delaware limited liability company maintaining an office at c/o M West Holdings, 13949 Ventura Blvd., Suite 350, Sherman Oaks, CA 91423 ("Owner") and M West Holdings, LLC, a California limited liability company, maintaining an office at 13949 Ventura Blvd., Suite 350, Sherman Oaks, CA 91423 ("Asset Manager").
RECITALS
Owner is the owner of the building known as Lofts at Noho Commons, located at 11136 Chandler Blvd., North Hollywood, California (the "Property"). Owner wishes to engage Asset Manager to perform certain services with respect to the management and development of the Property, and Asset Manager has agreed to perform such services in accordance with, and subject to, the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises, undertakings and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
1.Appointment.
Owner hereby appoints Asset Manager as asset manager of the Property, and Asset Manager hereby accepts such appointment, for the term specified in Section 8 below and on the terms and conditions set forth in this Agreement. Asset Manager shall perform all of its duties hereunder in good faith in a diligent, prudent and businesslike manner and in accordance with usual and customary professional, first-class asset management practices, and shall exercise in the performance of such duties at least the care, skill and diligence customarily exercised by prudent professional property asset managers of properties similar in nature, size and quality to the Property in properly conducting the affairs of the Property (all of the foregoing being referred to as "Business Prudent Practice"). Asset Manager shall make available to Owner the full benefit of the judgment, experience and advice of Asset Manager's senior management team in performing the services called for hereunder.
2.General Duties and Authority.
Subject to the provisions of this Agreement, Asset Manager shall formulate and propose to Owner strategies for promotion, operation, management, improvement, maintenance and leasing of the Property. Asset Manager, on behalf of Owner, shall supervise the conduct by the Property Manager (as hereinafter defined) of the ordinary and usual business affairs of Owner pertaining to the promotion, operation, management, improvement, maintenance and leasing of the Property

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SMRH:479313556.2

solely as provided in this Agreement and the written agreement between Owner and the Property Manager.
3.Property Manager.
Notwithstanding anything to the contrary contained in this Agreement, but without intending to limit the nature and scope of the services to be provided by Asset Manager under this Agreement, it is agreed and understood that Owner shall engage the services of (a) a property management company (the "Property Manager") pursuant to a property management agreement and (b) one or more leasing agents, pursuant to one or more leasing brokerage agreements, and if Owner shall determine in its sole discretion, Owner may retain or cause to be retained one or more professional consultants to perform significant services on behalf of the Property, including, without limitation, environmental consultants, engineers, construction contractors, SOC 1 consultants, accountants, architects, tax certiorari counsel, leasing counsel and insurance agents. Asset Manager shall make recommendations to Owner with respect to all such third parties; shall negotiate any such agreements in consultation with and on behalf of Owner; and shall monitor and supervise, in conjunction with the Property Manager, the performance by all such subcontractors and professional consultants. The fees and expenses of any such subcontractors and any such professional consultants shall be paid by the Company from revenues of the Property. All of the contracts with such subcontractors and professional consultants shall be subject to Owner's prior written approval.
4.Specific Duties.
Except as otherwise expressly set forth herein, Asset Manager's duties shall be limited to the duties of the Managing Member as set forth in the Limited Liability Company Agreement of KBS SOR II LOFTS AT NOHO COMMONS, LLC, dated September ___, 2016 (the “Operating Agreement”). Asset Manager shall perform no duties and shall possess no authority not explicitly granted to the Managing Member under the Operating Agreement. Notwithstanding any provision to the contrary in this Section 4, Asset Manager shall have the right, and intends to, delegate to Property Manager those duties and responsibilities of Asset Manager hereunder which are capable of being performed by Property Manager, excluding, however, all supervisory, monitoring or oversight duties and responsibilities of Asset Manager as set forth herein. For so long as that certain Property Management Agreement dated as of the date hereof between Owner and Polaris Property Management LLC (“Polaris Management”) shall be in effect, Polaris Management shall be the Property Manager for purposes of this Agreement. By its signature below, Polaris Management hereby agrees to accept and perform all duties and responsibilities so delegated by Asset Manager, without additional compensation or other remuneration, on all of the terms and conditions of this Agreement.
5.    Restrictions on Asset Manager's Authority.
Notwithstanding anything to the contrary contained in this Agreement, and without limiting the application of the first paragraph of Section 4, Asset Manager shall not have the right or authority, without the prior written consent of Owner, to undertake actions which are not specifically authorized by the Operating Agreement to be taken by the Managing Member or otherwise agreed to in writing by Owner.

00339561.1 00263229.3	7
SMRH:479313556.2

6.Insufficient Income.
If at any time the cash in the operating account of Owner is not sufficient to pay expenses and fees incurred with respect to the Property, Asset Manager shall notify Owner immediately of such condition or the potential of such condition and Owner may, at its option, provide sufficient monies to eliminate such cash shortage. Asset Manager shall not be required to advance any of its own funds to pay expenses and fees incurred with respect to the Property.
7.Compensation.
In full consideration of all of the services to be provided by Asset Manager hereunder, beginning on the Effective Date and continuing on the first (1st) calendar day of each month thereafter, Owner agrees to pay Asset Manager One Percent (1%) of the estimated Gross Revenues (as hereafter defined) of the Property for the then current calendar month. In each subsequent month following the payment of a fee to Asset Manager hereunder, Owner shall add to or deduct from, as applicable, the fee payable to Asset Manager for the then current calendar month, the difference between the fee paid to Asset Manager in the previous calendar month (based on the estimated Gross Revenues) and the fee that would have been paid to Asset Manager based on the actual Gross Revenues for such preceding month. In the event the term of this Agreement does not begin on the first (1st) day of the month, the fee payable to Asset Manager for the first (1st) month of this Agreement shall be prorated. For purposes hereof, the term “Gross Revenues” shall mean the entire amount of all Property receipts, determined on a cash basis, from (a) tenant rentals and other sums collected pursuant to tenant leases (excluding security deposits relating to the Property, except as provided below) and other amounts collected for rental of the Property, including parking income, parking fees and similar amounts, but excluding all prepaid rents except for the portion applied to the then-current month, (b) income from concessions, including cable television, telephone, internet access, security monitoring, laundry and vending machines, (c) proceeds from rental loss or business interruption insurance, (d) and (d) application fees, cleaning fees, pet fees, redecorating fees and other similar miscellaneous income. Gross Revenues do not include the proceeds of (i) any sale, exchange, refinancing, condemnation, or other disposition of all or any part of the Property, (ii) any loans to Owner, whether or not secured by all or any part of the Property, (iii) any capital contributions to Owner, (iv) any insurance (other than rental loss or business interruption insurance) maintained with regard to the Property, (v) tenant reimbursements for utility costs, (vi) security deposits (until applied to obligations that constitute Gross Revenues), (vii) any sums and charges collected in connection with termination of the tenant leases or settlement of rent claims, and (viii) sums collected or paid for sales, excise or use taxes.
8.    Term.
The term of Asset Manager's appointment pursuant to this Agreement shall commence on the Effective Date and shall continue in full force and effect for as long as NoHo Commons Pacific Investors LLC is the Managing Member of KBS SOR II LOFTS AT NOHO COMMONS, LLC. Upon the removal of NoHo Commons Pacific Investors LLC as the Managing Member of KBS SOR II LOFTS AT NOHO COMMONS, LLC, this Agreement shall immediately terminate.

00339561.1 00263229.3	8
SMRH:479313556.2

9.    Notices.
All notices or other communications required or permitted hereunder shall be in writing, and shall be delivered or sent, as the case may be, by any of the following methods: (i) personal delivery, (ii) overnight commercial carrier, (iii) registered or certified mail, postage prepaid, return receipt requested, or (iv) telecopy or facsimile. Any such notice or other communication shall be deemed received and effective upon the date of acceptance or rejection of delivery. Any notice or other communication sent by cable, telex, or telecopy must be confirmed within 48 hours by letter mailed or delivered in accordance with the foregoing. Any reference herein to the date of receipt, delivery, or giving, or effective date, as the case may be, of any notice or communication shall refer to the date such communication becomes effective under the terms of this Section 9. Any such notice or other communication so delivered shall be addressed to the party to be served at the address for such party set forth in this Section 9. Such addresses may be changed by giving written notice to the other parties in the manner set forth in this Section 9. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of notice or other communication sent.
All notices to Asset Manager shall be sent to:
M West Holdings, LLC
13949 Ventura Blvd., Suite 350
Sherman Oaks, CA 91423

With a copy to:

Goldfarb & Fleece LLP
560 Lexington Avenue, 6th Floor
New York, New York 10022
Attn: Robert Zimmerman, Esq.

All notices to Owner shall be sent to:

[NoHo Commons Pacific Owner LLC]
13949 Ventura Blvd., Suite 350
Sherman Oaks, CA 91423
With a copy to:

KBS SOR II LOFTS AT NOHO COMMONS JV, LLC
c/o KBS Capital Advisors
11150 Santa Monica Blvd., Suite 400
Los Angeles, CA 90025
Attn: Holden Slusher

00339561.1 00263229.3	9
SMRH:479313556.2

With a copy to:

KBS SOR II LOFTS AT NOHO COMMONS JV, LLC
c/o KBS Capital Advisors
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attn: Brian Ragsdale

10.    Integration; Modification; Waiver.
This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and shall supersede and integrate for all purposes any and all other agreements and understandings, oral and written, between the parties (or their agents or representatives on their behalf) with respect to the subject matter hereof, except in the case of any prior or contemporaneous written agreement which expressly provides that it shall survive the execution of this Agreement. This Agreement may not be changed or modified orally but only by written instrument signed by duly authorized officers or representatives of the parties hereto. No failure of either party to exercise, or delay in exercising, any right hereunder shall operate as a waiver thereof, and no waiver or partial exercise of any right in any one instance shall prevent the further partial or full exercise of such right in future instances.
11.    Assignment.
Neither this Agreement nor any of the rights and/or duties of either party hereunder may be assigned without the prior written consent of Owner, which consent may be withheld by Owner in its sole and absolute discretion.
12.    Counterparts.
To facilitate execution, this Agreement may be executed in counterparts, and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signatures of, or on behalf of each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.
13.    Severability.
If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect other provisions of this Agreement or the applications thereof which can be given effect without the invalid provision or application, and to this end the

00339561.1 00263229.3	10
SMRH:479313556.2

parties hereto agree that the provisions of this Agreement are and shall be severable. If any provision or provisions of this Agreement shall be held unenforceable or void, this Agreement shall not thereby be terminated, but the parties shall promptly negotiate a replacement provision or provisions designed to remove the terms which caused the original provisions to be unenforceable or void and, insofar as is lawful and commercially reasonable, to achieve their original purposes.
14.        Binding Effect.
Subject to Section 11 of this Agreement, this Agreement shall be binding on and inure to the benefit of the parties hereto, their respective successors and assigns.
15.    Governing Law.
This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.
[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

00339561.1 00263229.3	11
SMRH:479313556.2

Asset Mngmnt Agm’t
September, 2016

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.
OWNER:

NOHO COMMONS PACIFIC OWNER LLC,
a Delaware limited liability company

By:    KBS SOR II LOFTS AT NOHO COMMONS, LLC,
a Delaware limited liability company,
its Sole Member

By:    NOHO COMMONS PACIFIC INVESTORS LLC,
a Delaware limited liability company,
its Managing Member

By:     SLOVIN PROPERTIES, INC.,
a ____________ corporation,
its Managing Member

By:    ________________________
Karl Slovin,
President
ASSET MANAGER:
M WEST HOLDINGS, LLC

By:     ________________________

Karl Slovin,

President

SMRH:479102057.10	Exhibit E

AGREED AND ACCEPTED AS TO SECTION 4:
POLARIS PROPERTY MANAGEMENT LLC

By:_______________________________
Name:
Title:

SMRH:479102057.10	Exhibit E

APPROVED BY:

KBS SOR II LOFTS AT NOHO COMMONS JV, LLC,
a Delaware limited liability company

By:    KBS SOR II ACQUISITION V, LLC,
a Delaware limited liability company,
its sole member

By:    KBS SOR US PROPERTIES II LLC,
a Delaware limited liability company,
its sole member

By:    KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP II,
a Delaware limited partnership,
its sole member

By:    KBS STRATEGIC OPPORTUNITY REIT II, INC.,
a Maryland corporation,
its sole general partner

By:    ________________________
Jeffrey K. Waldvogel,
Chief Financial Officer

SMRH:479102057.10	Exhibit E

EXHIBIT F
SCHEDULE OF SOURCES AND USES OF FUNDS
At least five (5) business days before the Property Closing, the Members will agree upon a schedule of sources and uses of, and the amount of, the Member’s initial capital contributions to be made pursuant to Section 3.01(a) and (b) of this Agreement and attach as Exhibit F with such approved schedule, which shall set forth the amounts to be funded by the JV Member pursuant to Section 3.01(a)(ii) and the amounts to be funded by the KBS Member pursuant to Section 3.01(b)(ii).

SMRH:479102057.10	Exhibit F

EXHIBIT G
ORGANIZATIONAL CHART

See Attached.

SMRH:479102057.10	Exhibit G

OWNERSHIP STRUCTURE OF KBS SOR II LOFTS AT NOHO COMMONS, LLC

KBS STRATEGIC OPPORTUNITY REIT II, INC. (MD)
Tax ID: 46-2822978
100%
.1% (GP)
KBS STRATEGIC OPPORTUNITY HOLDINGS II, LLC (DE)
Tax ID: 35-2477868
99.9% (LP)
KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP II (DE)
Tax ID: 80-0929917
100%
KBS SOR US PROPERTIES II LLC (DE)
Tax ID: 32-0446586
100%
KBS SOR II ACQUISITION V, LLC (DE)
Tax ID: 81-3916836
KBS SOR II LOFTS AT NOHO COMMONS JV, LLC (DE)
Tax ID: 81-3927743
90%
Karl Slovin
President & Co-Director of Slovin Properties, Inc.
KEK Family Holdings, LLC
Slovin Properties, Inc.
Manager
100%
0%
NOHO COMMONS PACIFIC INVESTORS LLC (DE)
Tax ID: TBD
10%
KBS SOR II LOFTS AT NOHO COMMONS, LLC (DE)
Tax ID: TBD
100%
NOHO COMMONS PACIFIC OWNER LLC (DE)
Tax ID: TBD
11136 Chandler Avenue, North Hollywood, Los Angeles, CA

SMRH:479102057.10

SMRH:479102057.10

LIMITED LIABILITY COMPANY AGREEMENT OF KBS SOR II LOFTS AT NOHO COMMONS, LLC

THIS AGREEMENT HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, 15 U.S.C. § 15b ET SEQ., AS AMENDED (THE “FEDERAL ACT”), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE FEDERAL ACT. IN ADDITION, THE ISSUANCE OF THIS SECURITY HAS NOT BEEN QUALIFIED UNDER THE DELAWARE SECURITIES ACT OR ANY OTHER STATE SECURITIES LAWS (COLLECTIVELY, THE “STATE ACTS”), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION PROVISIONS OF THE STATE ACTS. IT IS UNLAWFUL TO CONSUMMATE A SALE OR OTHER TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN TO, OR TO RECEIVE ANY CONSIDERATION THEREFOR FROM, ANY PERSON OR ENTITY WITHOUT THE OPINION OF COUNSEL FOR THE COMPANY THAT THE PROPOSED SALE OR OTHER TRANSFER OF THIS SECURITY DOES NOT AFFECT THE AVAILABILITY TO THE COMPANY OF SUCH EXEMPTIONS FROM REGISTRATION AND QUALIFICATION, AND THAT SUCH PROPOSED SALE OR OTHER TRANSFER IS IN COMPLIANCE WITH ALL APPLICABLE STATE AND FEDERAL SECURITIES LAWS. THE TRANSFER OF THIS SECURITY IS FURTHER RESTRICTED UNDER THE TERMS OF THE LIMITED LIABILITY COMPANY AGREEMENT GOVERNING THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE COMPANY.

SMRH:479102057.10